      As filed with the Securities and Exchange Commission on May 4, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ------------

                                    Form S-1
                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933

                            CTC COMMUNICATIONS CORP.
             (Exact Name of Registrant as Specified in Its Charter)

      MASSACHUSETTS                   4812                   04-2731202
     (State or Other      (Primary Standard Industrial    (I.R.S. Employer
      Jurisdiction        Classification Code Number)    Identification No.)
   of Incorporation or
      Organization)

                            CTC Communications Corp.
                               360 Second Avenue
                          Waltham, Massachusetts 02451
                           Telephone: (781) 466-8080
  (Address, including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 ------------

                             Robert J. Fabbricatore
                            Chief Executive Officer
                            CTC Communications Corp.
                               360 Second Avenue
                          Waltham, Massachusetts 02451
                           Telephone: (781) 466-8080
 (Name, Address including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                 ------------

                                   Copies to:
         Mary E. Weber, Esq.                    John D. Watson, Jr., Esq.
            Ropes & Gray                            Latham & Watkins
       One International Place               1001 Pennsylvania Avenue, N.W.,
  Boston, Massachusetts 02110-2624                     Suite 1300
           (617) 951-7000                        Washington, D.C. 20004
                                                     (202) 637-2200

                                 ------------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

                                 ------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] 333-

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] 333-

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                                                            Proposed
                                               Proposed      Maximum
                                 Amount        Maximum      Aggregate   Amount of
  Title of Each Class of         to be      Offering Price  Offering   Registration
Securities to be Registered  Registered(1)   Per Share(2)   Price(2)       Fee
-----------------------------------------------------------------------------------
 Common Stock, $.01 Par
  Value.................     2,875,000 shs.    $19.0625    $54,804,688   $15,236
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Includes 375,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any. See "Underwriting."
(2) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the common stock of CTC Communications Corp. on April 27, 1999.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED MAY 4, 1999

                                2,500,000 Shares


                            CTC Communications Corp.

                                  Common Stock

                                   --------

  We are selling 2,500,000 shares of common stock.

  The underwriters have an option to purchase a maximum of 375,000 additional shares to cover over-allotments of shares.

  Our common stock is quoted on the Nasdaq National Market under the symbol "CPTL." On May 3, 1999, the last reported sale price for our common stock on the Nasdaq National Market was $19.50.

  Investing in the common stock involves risks. See "Risk Factors" on page 6.

                                                    Underwriting
                                           Price to Discounts and Proceeds
                                            Public   Commissions   to CTC
                                           -------- ------------- --------
Per Share.................................   $           $          $
Total.....................................  $           $          $

  Delivery of the shares of common stock will be made on or about     , 1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston_______________________________________Lehman Brothers

                  The date of this prospectus is      , 1999.

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1

Risk Factors.............................................................   6

Use of Proceeds..........................................................  13

Price Range of Common Stock and Dividend Policy..........................  13

Capitalization...........................................................  14

Selected Financial Data..................................................  15

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16

Business.................................................................  21

Management...............................................................  33

Principal Stockholders...................................................  38

                                                                            Page
                                                                            ----
Certain Relationships and Related Transactions.............................  40

Description of Senior Facilities...........................................  40

Holding Company Reorganization.............................................  42

Description of Capital Stock...............................................  43

Underwriting...............................................................  46

Notice to Canadian Residents...............................................  48

Legal Matters..............................................................  49

Experts....................................................................  49

Where You Can Find More Information........................................  49

Financial Statements....................................................... F-1


                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

   This summary only highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully. Unless we indicate otherwise, information in this prospectus assumes the underwriters will not exercise their over-allotment option.

Overview of Our Business

   We are a rapidly growing integrated communications provider, or ICP, with 15 years of telecommunications marketing, sales and service experience. We offer voice and data services to predominantly medium-sized business customers who seek greater bandwidth, integrated telecommunications solutions and improved levels of service. We have a large, experienced sales force consisting of 163 sales people supported by 95 network consultants. These personnel are located close to our customers in 25 sales branches primarily in New England and New York. We are currently moving to a facilities-based platform by deploying a state-of-the-art, all packet-switched network based on advanced internet protocol, or IP, and asynchronous transfer mode, or ATM, architecture. In May 1999, we will begin beta-testing of our network with some of our customers. By late summer, we expect to begin providing commercial service and billing customers on our network.

   We became an ICP in January 1998. Prior to that, we were the largest independent sales agent for NYNEX Corp. (now Bell Atlantic). At the end of 1997, before leaving the Bell Atlantic agency program, we were managing relationships for approximately 7,000 customers, representing over 280,000 local access lines and over $200 million in annual local telecommunications spending. As of March 31, 1999, after only 15 months as an ICP, we were serving over 9,000 customers and had over 142,000 access line equivalents, or ALEs, in service. For the quarter ended March 31, 1999, we generated approximately $
million of revenues representing over $    million on an annualized basis.

   The first phase of our network includes 22 Cisco Systems, Inc. IP+ATM switches and two fully redundant network operations centers. We are interconnecting these facilities with leased fiber optic transmission capacity from Level 3 Communications, LLC and NorthEast Optic Network, Inc., or NEON to form three self-healing SONET rings. Cisco has designated our network as a Cisco Powered Network(TM), indicating that Cisco has reviewed and approved our network design. We intend to access our customer locations through a variety of broadband technologies, including digital subscriber line, or DSL, service, leased T-1s, wireless technologies and fiber optic facilities, as available. We will offer dedicated long distance and data services over our network. We believe that these services represent approximately 70% of our target customers' fixed line telecommunications spending. The remaining 30% represents local dial tone services which we currently obtain from other carriers. We plan to incorporate local dial tone service into our packet-switching architecture when that technology matures.

   We focus on designing and selling data services. As of March 31, 1999, data services represented approximately 20% of our total ALEs in service. We have substantial expertise selling complex data circuits including frame relay, point-to-point dedicated DS-3 and DS-1 data links, ISDN, ATM and dedicated internet services. Over the last four years we sold digital data services to more than 6,600 customer sites and designed and implemented more than 600 wide area networks, or WANs.

Our Market Opportunity

   The market potential for ICPs is large and growing. According to FCC data, in 1997, the total market for U.S. retail telecommunications services was approximately $187 billion. Data services, including internet, frame relay and ATM services, represent one of the fastest growing segments of the telecommunications market. Industry reports estimate that from 1997 to 2002, internet services revenues will increase from $7.5 billion to $29.7 billion and frame relay and ATM services revenues will increase from $2.9 billion to $7.6 billion. We are deploying our data-centric network to capitalize on this market opportunity.

   Our target market, the Northeastern and Mid-Atlantic region, represents an attractive opportunity for us because it has a high concentration of telecommunications traffic. According to FCC data, New York and New England have an estimated 7.3 million local business access lines, which generated retail telecommunications revenues of approximately $24.4 billion. As we expand our business in the remaining portions of the New York-Washington, D.C. corridor, our addressable market will increase by an estimated 8.4 million business access lines, which generated approximately $26.3 billion in retail telecommunications revenues. We are currently targeting the medium-sized business segment of our markets. We estimate this segment represents over 50% of the total business access lines in our target markets.

Our Competitive Strengths

   Our goal is to be the leading ICP for medium-sized business customers in our target markets. We believe that the following competitive strengths position us well to achieve this goal:

  . Over 15 years of telecommunications marketing, sales and service experience.

  . Over 250 experienced sales people and network consultants providing personalized sales and customer care.

  . A capital-efficient and scalable, all packet-switched network, capable of providing advanced IP and ATM services.

  . Significant experience designing and selling sophisticated data services.

  .  A broad range of voice and data services incorporated on a single bill.

  . A comprehensive, fully integrated billing and operational support systems, or OSS.

  . The ability to expand using our proven operating model for branch offices, sales process, customer service and personnel training.

Holding Company Reorganization

   Shortly after the closing of this offering, we expect to complete a reorganization into a holding company structure. In this reorganization, we will become a wholly owned subsidiary of CTC Communications Group, Inc. CTC Communications Group, Inc. is a Delaware corporation formed by us for this purpose and has no other business. All of our issued and outstanding common and preferred stock, including the common stock offered in this prospectus, will be converted into the same number of shares of common and preferred stock of CTC Communications Group, Inc.

                                    --------

   Our principal executive offices are located at 360 Second Avenue, Waltham, Massachusetts 02451, our telephone number is (800) 883-6000 and our internet website address on the world wide web is www.ctcnet.com. The contents of our website are not part of this prospectus. In this prospectus we refer to CTC Communications Corp. and its subsidiary collectively as "CTC," "we" and "us."

                                  The Offering

Common stock offered................    2,500,000 shares

Common stock to be outstanding
after this offering.................   12,852,498 shares

Over-allotment option...............     375,000 shares

Use of proceeds.....................  For general corporate purposes, including capital expenditures,
                                      working capital and operating
                                      losses associated with the
                                      continued deployment of our
                                      network, further penetration of our
                                      existing region and expansion into
                                      new markets throughout the New
                                      York--Washington, D.C. corridor.

Nasdaq National Market symbol.......  CPTL

   The shares of common stock to be outstanding after the offering are stated as of April 30, 1999. The shares of common stock to be outstanding exclude:

  . 3,615,809 shares of common stock issuable upon exercise of stock options at exercise prices between $1.10 and $20 per share;

  . 1,288,071 shares of common stock issuable upon exercise of warrants at exercise prices between $6.75 and $11.81 per share; and

  . 1,463,240 shares of common stock issuable upon conversion of Series A redeemable convertible preferred stock, or Series A preferred stock. See "Capitalization," "Management," and "Description of Capital Stock."

                      Summary Financial and Operating Data

   You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

   Gross profit is not meaningful, n/m, for the fiscal year end March 31, 1998 and prior periods because our revenues for these periods consisted primarily of agency commissions, while costs associated with agency revenues were included primarily in selling, general and administrative expenses. EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization and other income and expense. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry. Other companies may calculate it differently from us. EBITDA is not a measurement of financial performance under generally accepted accounting principles. EBITDA should not be considered an alternative to net income (loss) as a measure of performance or to cash flow as a measure of liquidity.

                                                              Nine Months
                             Fiscal Year ended March 31,   ended December 31,
                            -----------------------------  ------------------
                              1996      1997      1998       1997     1998
                            --------- --------- ---------  ------------------
                                         (dollars in thousands)
Statement of Operations
 Data
Agency revenues............ $  25,492 $  29,195 $  24,775  $ 24,582 $     --
Telecommunications
 revenues..................     5,383    11,095    16,172    10,078    46,376
                            --------- --------- ---------  -------- ---------
  Total revenues...........    30,875    40,290    40,947    34,660    46,376
Cost of telecommunications
 revenues..................     4,242     8,709    14,038     8,095    40,426
                            --------- --------- ---------  -------- ---------
Gross profit...............       n/m       n/m       n/m       n/m     5,950
Selling, general and
 administrative expenses...    20,009    23,820    31,492    21,370    36,800
                            --------- --------- ---------  -------- ---------
Income (loss) from
 operations................     6,624     7,761    (4,583)    5,195   (30,850)
Net income (loss)..........     4,094     4,683    (2,884)    3,124   (30,912)
Other Financial Data
EBITDA (loss).............. $   7,285 $   8,504 $  (3,165) $  5,945 $ (27,150)
Capital expenditures, in-
 cluding equipment under
 capital leases............       759     1,222     4,765     4,556    22,262
Depreciation and
 amortization..............       660       743     1,418       750     3,699

   The as adjusted balance sheet data below reflects the receipt of net proceeds of this offering of $45,468,750, based upon an assumed public offering price of $19.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

                                                    As of December 31, 1998
                                                    --------------------------
                                                    Historical    As Adjusted
                                                    -----------   ------------
                                                     (dollars in thousands)
Balance Sheet Data
Cash and cash equivalents..........................  $     2,597   $    48,066
Total assets.......................................       67,529       112,998
Total long-term debt, including current portion....       41,942        41,942
Series A redeemable convertible preferred stock....       12,562        12,562
Stockholders' equity (deficit).....................      (18,405)       27,064

                 Summary Quarterly Financial and Operating Data

   Access line equivalents, or ALEs, represent the sum of the number of voice circuits in service plus the data bandwidth purchased by our customers divided by 64kbps, the capacity necessary to carry one voice channel.

                                             Fiscal Quarter ended
                                 ----------------------------------------------
                                 March 31, June 30,  September 30, December 31,
                                   1998      1998        1998          1998
                                 --------- --------  ------------- ------------
                                            (dollars in thousands)
Statement of Operations Data
Telecommunications revenues....   $ 6,288  $12,836      $14,516      $19,025
Cost of telecommunications
 revenues......................     5,944   11,614       12,383       16,429
Gross profit...................       344    1,222        2,133        2,596
Selling, general and
 administrative expenses.......    10,122    9,495       13,002       14,304
Loss from operations...........    (9,778)  (8,273)     (10,869)     (11,708)
Net loss.......................    (6,008)  (7,931)     (10,984)     (11,997)
Other Financial Data
EBITDA (loss)..................   $(9,110) $(7,718)     $(9,735)     $(9,697)
Capital expenditures including
 equipment under capital
 leases........................     1,552    1,015        4,851       16,396
Depreciation and amortization..       668      555        1,134        1,749
Operating Data
Net ALEs provisioned in the
 quarter.......................    17,637   22,548       24,209       38,878
Cumulative ALEs in service at
 the end of the quarter........    17,637   40,185       64,394      103,272

                                  RISK FACTORS

   Investing in our common stock involves risk. You should carefully consider the risks and uncertainties described below before deciding to purchase common stock. These risks and uncertainties are not the only ones we face or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event, the trading price of our common stock could decline, and you could lose all or part of your investment.

Our prospects are difficult to evaluate because most of our historical revenues resulted from a business strategy we are no longer pursuing.

   Although we have sold integrated telecommunications services for over 15 years, we only began offering local services as an ICP under our own brand name in January 1998. We sold local telephone services as an agent for Bell Atlantic until December 1997. Because we have terminated our agency relationship with Bell Atlantic, we no longer receive agency revenues. Therefore, we can only provide you limited historical operating and financial information about our current business strategy for you to evaluate.

We expect to incur negative cash flows and operating losses for a significant period of time.

   For the nine months ended December 31, 1998 we incurred operating losses of approximately $30.8 million, net losses of approximately $30.9 million and negative cash flow from operating and investing activities of approximately $39.0 million. Our expenses have increased significantly, and we expect our expenses to continue to increase as we deploy our network and implement our business plan. Accordingly, we expect to incur significant operating losses, net losses and negative cash flow during the next several years. We cannot assure you that we will achieve and sustain profitability or positive net cash flow.

We cannot assure you that we will successfully execute our facilities-based, ICP business plan.

   If we fail to execute our strategy in a timely or effective manner we may be unable to successfully compete in our markets. Our business strategy is complex and requires that we successfully complete many tasks, a number of which must be completed simultaneously, including:

  .  deploy, operate and maintain our network;

  .  attract and retain customers;

  .  attract and retain skilled employees;

  .  expand our sales presence in existing and new markets;

  .  develop and provide enhanced data services; and

  .  ultimately, incorporate local dial tone into our network.

   If we are unable to effectively coordinate the implementation of these multiple tasks effectively, our business is likely to suffer.

Implementing a facilities-based strategy is subject to technological and other uncertainties.

   The packet-switched design of our network is novel and has not been widely deployed. The network may not provide the functionality that we expect. We also cannot be sure that we will be able to incorporate local dial tone capabilities into our network, and without this capability we will not be able to provide on our network all of our target customers' fixed line telecommunications services. Our ability to provide enhanced connectivity to our network and to provide local dial tone services will require the negotiation of interconnection agreements with incumbent local exchange carriers, or ILECs. This can take considerable time, effort and expense, and these agreements are subject to federal, state and local regulation. We may not be able to effectively negotiate necessary interconnection agreements. Also, we cannot be sure that our customers will choose to purchase telecommunications services over our network.

We have limited experience deploying, operating and maintaining our own network.

   Currently we are not providing any services over our network to any customers. We are still deploying the initial phase of our network and we have limited experience operating and maintaining telecommunications networks. We cannot assure you that we will effectively deploy, operate or maintain our network. We may not be able to deploy our network within the time frame we expect, and once the network is deployed we may encounter unanticipated difficulties in operating and maintaining it.

Our high leverage creates financial and operating risk that could limit the growth of our business.

   We have a significant amount of indebtedness. As of March 31, 1999, we had
approximately $    million of total indebtedness outstanding. We expect to seek substantial additional debt financing to fund our business plan. Our high leverage could have important consequences to us, including,

  . limiting our ability to obtain necessary financing for future working capital, capital expenditures, debt service requirements or other purposes;

  . limiting our flexibility in planning for, or reacting to, changes in our business;

  . placing us at a competitive disadvantage to competitors with less leverage;

  . increasing our vulnerability in the event of a downturn in our business or the economy generally;

  . requiring that we use a substantial portion of our cash flow from operations for the payment of principal and interest on our indebtedness and not for other purposes.

We will need to refinance our existing indebtedness and may not generate sufficient cash flow from operations to pay future indebtedness.

   We expect we will not generate sufficient cash flow from operations to repay our existing credit and vendor facilities, and it is likely that we will need to refinance this indebtedness when it comes due. Also, we cannot assure you that our business will generate sufficient cash flow from operations or that alternative sources of cash flow will be available to us in amounts sufficient to pay other future indebtedness or to fund our other needs. We will need to generate cash in the future to make scheduled payments on and refinance our indebtedness and to fund planned capital expenditures, operating losses and our other needs. Our ability to generate cash will greatly depend on:

  .  our completing the buildout of our network timely and cost-effectively;

  .  the acceptance by the market of, and the demand for, our services; and

  .  our future operating performance.

   Each of these elements may be affected by various factors that we cannot control, including industry, general economic, financial, competitive, legislative, regulatory and other factors. If we cannot generate sufficient cash flow from operations, we may need to refinance all or some of our indebtedness, sell assets, delay capital expenditures or sell additional capital stock. If we sell additional capital stock, your interest in us will be diluted. We cannot assure you that we will be able to refinance any of our indebtedness on reasonable terms, or at all. We also cannot assure you that we will be able to effect any other needed action on satisfactory terms, or at all.

We may be unable to obtain the additional capital we will require to fund our operations and finance our growth on terms acceptable to us or at all.

   We will need significant additional capital to fund our business plan. We expect to seek additional financing to further fund our business plan as soon as practicable. The timing of these efforts will depend on market conditions. We cannot assure you that additional funding will be available to us when we need it or at all. If we are unable to obtain financing when we need it, we may delay or abandon our development and expansion plans. That could have a material adverse effect on our business, results of operations and financial condition. The actual timing and amount of our capital requirements may be materially affected by various factors, including the timing and actual cost of the network, the timing and cost of our expansion into new markets, the extent of competition and pricing of telecommunications services by others in our markets, the demand by customers for our services, technological change and potential acquisitions.

Our market is highly competitive, and we may not be able to compete effectively; many of our competitors have greater resources and more experience.

   We operate in a highly competitive environment. We have no significant market share in any market in which we operate. We will face substantial and growing competition from a variety of data transport, data networking and telephony service providers. We will face competition for the provision of integrated telecommunications services as well for the individual service components that comprise our integrated services. The number of competitors able to provide integrated telecommunication services has increased as a result of regulatory changes and industry consolidation. We expect that the incumbent local exchange carriers ultimately will also be able to provide integrated services. Many of our competitors are larger and better capitalized than we are. Also, many of our competitors are incumbent providers with long standing relationships with their customers and greater name recognition. See "Business--Competition."

The failure of our information systems to produce accurate and prompt billing and to process customer orders could materially adversely affect our business.

   The accurate and prompt billing of our customers is essential to our operations and future profitability. The deployment of our network will place additional demands on our information systems. We cannot assure you that our information systems will perform how we expect. Also, if our business grows as we plan, we cannot assure you that our billing and management systems will be sufficient to provide us with accurate and efficient billing and other necessary processing capabilities. We may not identify all of our information and processing needs (including issues related to the Year 2000) and may not upgrade our information systems as needed. Either of these could materially adversely affect our business, results of operations and financial condition.

If we do not receive timely and accurate call data records from our suppliers, our billing and collection activities could be adversely affected.

   Our billing and collection activities are dependent upon our suppliers providing us accurate call data records. If we do not receive accurate call data records in a timely manner, our business, results of operations and financial condition could be materially adversely affected. In addition, we pay our suppliers according to our calculation of the charges based upon invoices and computer tape records provided by these suppliers. Disputes may arise between us and our suppliers because these records may not always reflect current rates and volumes. If we do not pay disputed amounts, a supplier may consider us to be in arrears in our payments until the amount in dispute is resolved. We cannot assure you that disputes with suppliers will not arise or that such disputes will be resolved in our favor.

Our ability to serve our customers depends upon the reliability of the networks, services and equipment of third party providers.

   We do not currently provide any services over our network. We depend almost entirely on facilities-based carriers for the switching and transmission of customer traffic. After we complete deploying our network, we will still rely to some extent on others for switching and transmission of customer traffic. We will also rely on others for fiber optic backbone transmission facilities, including Level 3 and NEON, for our network. We cannot be sure that any third party switching or transmission facilities will be available when needed or on acceptable terms.

   Although we can exercise direct control of the customer care and support we provide, most of the services we currently offer are provided by others. These services are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other factors which may cause interruptions in service or reduced capacity for our customers. These problems, although not within our control, could adversely affect customer confidence and damage our reputation. Either of these could have a material adverse effect on our business, results of operations and financial condition.

   We have engaged a network services integrator to design, engineer and manage the buildout of our network in our existing markets. If the network integrator is not able to perform these functions, we may experience delays or additional costs in providing services and building the network. The failure of our network equipment to operate as anticipated or the inability of equipment suppliers, including Cisco, to timely supply such equipment could materially and adversely affect our business, results of operations and financial condition.

Our operating results could be adversely affected by increases in customer attrition rates.

   We cannot assure you that our customers will continue to purchase local, long distance, data or other services from us. Because we have been operating as an ICP for a short time, our customer attrition rate is difficult to evaluate. We could lose customers as a result of national advertising campaigns, telemarketing programs and customer incentives provided by major competitors as well as for other reasons not in our control. Increases in customer attrition rates could have a material adverse effect on our business, results of operations and financial condition.

If we fail to manage our growth, our business could be impaired.

   We are pursuing a business plan that will result in rapid growth and expansion of our operations if we are successful. This rapid growth would place significant additional demands upon our current management and other resources. Our success will depend on our ability to manage our growth. To accomplish this we will have to train, motivate and manage an increasing number of employees. We will also need to continually enhance our information systems. Our failure to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

Our success will depend on a limited number of key personnel who could be difficult to replace as well as on our ability to hire other skilled personnel.

   We believe that our continued success will depend upon the abilities and continued efforts of our management, particularly members of our senior management team. The loss of the services of any of these individuals could have a material adverse effect on our business, results of operations and financial condition. Our success will also depend upon our ability to identify, hire and retain additional highly skilled sales, service and technical personnel. Demand for qualified personnel with telecommunications experience is high and competition for their services is intense. We cannot be sure that we will be able to attract and retain the additional employees we need to implement our business strategy. Our inability to hire and retain such personnel could have a material adverse effect on our business, results of operations and financial condition.

Changes to the regulations applicable to our business could increase our costs and limit our operations.

   We are subject to federal, state, and local regulation of our local, long distance, and data services. See "Business-Government Regulation." With the passage of the Telecommunications Act in 1996, the regulation of our services has been subject to numerous administrative proceedings at the federal and state level, litigation in federal and state courts, and legislation in federal and state legislatures. We cannot predict the outcome of the various proceedings, litigation, and legislation or whether and to what extent they may adversely affect our business or operations. We believe the current trend toward relaxed regulatory oversight and competition will benefit us. Our competitors, however, may benefit from this trend to a greater extent than we will. If that occurs, our business may be adversely affected.

Rapid technological changes in the telecommunications industry could render our services obsolete faster than we expect or could require us to spend more to develop our network than we currently anticipate.

   The telecommunications industry is subject to rapid and significant changes in technology. We cannot predict the effect that changes in technology will have on our business. Any changes could have a material adverse effect on our business, operating results and financial condition. Advances in technology could lead to more entities becoming facilities-based ICPs. We believe that our long-term success will increasingly depend on our ability to offer advanced services and to anticipate or adapt to evolving industry standards. We cannot be sure that:

  .  we will be able to offer the services our customers require;

  . our services will not be economically or technically outmoded by current or future competitive technologies;

  .  our network or our information systems will not become obsolete;

  . we will have sufficient resources to develop or acquire new technologies or introduce new services that we need to effectively compete; or

  . the cost of the network will decline as rapidly as the costs of our competitors' infrastructures.

We may incur significant costs and our business could suffer if our systems and network, or the systems of our suppliers and vendors, do not properly process date information after December 31, 1999.

   Currently, many computer systems and software products are coded to accept only two digit, rather than four digit, entries in the date code field. Date-sensitive software or hardware coded in this manner may not be able to distinguish a year that begins with a "20" instead of a "19," and programs that perform arithmetic operations, make comparisons or sort date fields may not yield correct results with the input of a Year 2000 date. This Year 2000 problem could cause miscalculations or system failures that could affect our operations. We cannot assure you that we have successfully identified all Year 2000 problems with our information systems and network. We also cannot assure you that we will be able to implement any necessary corrective actions in a timely manner. Our failure to successfully identify and remediate Year 2000 problems in critical systems could have a material adverse effect on our business, results of operations and financial condition. Also, if the systems of other companies that provide us services or with whom our systems interconnect are not Year 2000 compliant, our business, operating results and financial condition could be materially adversely affected. The Year 2000 issue is discussed at greater length in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

We may pursue acquisitions which would create risks to our business.

   We may pursue strategic acquisitions as we expand. We currently have no definitive agreement with respect to any acquisition. Acquisitions may increase our risks because we may:

  . experience difficulties integrating acquired operations and personnel into our operations;

  .  disrupt our ongoing business;

  .  divert resources and management time;

  . be unable to maintain uniform standards, controls, procedures and policies; and

  .  enter markets or businesses in which we have little or no experience.

   We cannot assure you that we will be able to obtain any additional financing needed to finance potential acquisitions. If we do make any acquisition, the acquired business might not perform as we expected.

Our existing principal stockholders, executive officers and directors control a substantial amount of our voting shares and will be able to significantly influence any matter requiring shareholder approval.

   After this offering, our officers and directors and parties related to them will control approximately 42% of our outstanding voting stock. Robert J. Fabbricatore, our Chairman and Chief Executive Officer, will control approximately 21% of our outstanding voting capital stock. Therefore, the officers and directors will be able to significantly influence any matter requiring shareholder approval. In addition, Mr. Fabbricatore and some of his affiliates have agreed to vote shares they control to elect to our board up to two persons designated by the holders of a majority of our Series A preferred stock.

Our stock price is likely to be volatile.

   The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and telecommunications companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Other factors that could cause the market price of our common stock to fluctuate substantially include:

  . announcements of developments related to our business, or that of our competitors, our industry group or our customers;

  .  fluctuations in our results of operations;

  .  hiring or departure of key personnel;

  . a shortfall in our results compared to analysts' expectations and changes in analysts' recommendations or projections;

  . sales of substantial amounts of our equity securities into the marketplace;

  . regulatory developments affecting the telecommunications industry or data services; and

  . general conditions in the telecommunications industry or the economy as a whole.

The market price of our common stock could be affected by the substantial number of shares that are eligible for future sale.

   After this offering is completed, 12,852,498 shares of common stock will be issued and outstanding, assuming no exercise of the underwriters' over-allotment option. We cannot be sure what effect, if any, future sales of shares or the availability of shares for future sale will have on the market price of the common stock. The market price of our common stock could drop due to sales of a large number of shares in the market after this offering or the perception that sales of large numbers of shares could occur. These factors could also make it more difficult to raise funds through future offerings of common stock. Over 90% of the shares of common stock outstanding immediately after this offering will be freely tradeable under the Securities Act, subject to compliance with Rule 144 under the Securities Act. On the consummation of our reorganization all of CTC Communications Group, Inc.'s shares will be freely tradeable, also subject to these restrictions. In connection with this offering, our officers and directors and some of our stockholders will be required not to sell any shares of common stock for a period of 90 days after the date of this prospectus without the written consent of Credit Suisse First Boston Corporation.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock

   Provisions of our articles of organization and bylaws and Massachusetts law, and, after our reorganization into a holding company structure, CTC Communications Group, Inc.'s certificate of incorporation and bylaws and the provisions of Delaware law, could make it more difficult for a third party to acquire control of CTC even if a change in control would be beneficial to our stockholders. These provisions may negatively affect the price of our common stock and may discourage third parties from bidding for CTC. In addition, our board of directors may issue, without stockholder approval, shares of preferred stock with terms set by the board. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could depress the price of the common stock. See "Description of Capital Stock--Preferred Stock."

Forward looking statements are inherently uncertain

   Certain statements about us and our industry under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements in this prospectus that are not historical facts. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "plan," "expect" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results could differ materially from those expressed or implied by these forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect new information, future events or otherwise.

                                USE OF PROCEEDS

   We will receive net proceeds of approximately $45.5 million from the sale of 2,500,000 shares of common stock at an assumed public offering price of $19.50 per share, after deducting the underwriting discounts and commissions and estimated offering expenses we will owe. This amount would be approximately $52.4 million if the underwriters fully exercise their over-allotment option. We intend to use these proceeds for general corporate purposes including capital expenditures, working capital and operating losses associated with the continued deployment of our network, further penetration of our existing region and expansion into new markets throughout the New York--Washington, D.C. corridor.

   Until we apply the net proceeds as described above, we intend to either invest the net proceeds of this offering in short-term, interest-bearing instruments and other investment-grade securities or repay the revolving portion of our credit facility. Advances under our credit facility bear interest at 1.75% over the prime rate. The credit facility matures on September 1, 2001. We used advances under this credit facility for general corporate purposes. See "Description of Senior Credit Facilities."

                          PRICE RANGE OF COMMON STOCK

   Our common stock is listed on the Nasdaq National Market under the symbol "CPTL." Following is the range of high and low trading prices on the Nasdaq National Market for the common stock for the periods indicated.

                                                                   Price Range
                                                                  -------------
                                                                   High   Low
                                                                  ------ ------
   Calendar Year 1997
     Second Quarter.............................................. $10.00 $ 6.88
     Third Quarter............................................... $ 9.75 $ 7.06
     Fourth Quarter.............................................. $15.94 $ 8.00
   Calendar Year 1998
     First Quarter............................................... $14.94 $ 5.13
     Second Quarter.............................................. $ 9.88 $ 6.50
     Third Quarter............................................... $ 8.50 $ 4.75
     Fourth Quarter.............................................. $ 9.00 $ 4.00
   Calendar Year 1999
     First Quarter............................................... $17.50 $ 8.38
     Second Quarter (through May 3, 1999)........................ $24.00 $12.19

   The last sale price of the common stock on the Nasdaq National Market on May 3, 1999 was $19.50.

                                DIVIDEND POLICY

   We have never paid cash dividends on our common stock and we have no plans to do so in the foreseeable future. We intend to retain earnings, if any, to develop and expand our business. In addition, the terms of the credit and vendor facilities and the Series A preferred stock restrict our ability to pay cash dividends on our common stock. We also expect the terms of agreements governing any future indebtedness to restrict our ability to pay cash dividends.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1998 on an actual basis and as adjusted to reflect the sale of 2,500,000, shares of common stock offered hereby at a public offering price of $19.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses. This information should be read in conjunction with our financial statements and notes appearing elsewhere in this prospectus. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                       As of December 31, 1998
                                                       -------------------------
                                                                        As
                                                         Actual      Adjusted
                                                       -----------  ------------
                                                       (dollars in thousands)
Cash and cash equivalents............................. $     2,597  $    48,066
                                                       ===========  ===========
Long-term debt, including current portion:
  Notes payable....................................... $    35,958  $    35,958
  Obligations under capital leases....................       5,984        5,984
                                                       -----------  -----------
    Total long-term debt..............................      41,942       41,942
Series A redeemable convertible preferred stock.......     $12,562  $    12,562
 Stockholders' Equity:
  Common stock (1)....................................         103          128
  Additional paid-in capital..........................       6,960       52,404
  Deferred compensation...............................        (239)        (239)
  Retained earnings (deficit).........................     (25,063)     (25,063)
                                                       -----------  -----------
    Subtotal..........................................     (18,239)      27,230
  Amounts due from stockholders.......................        (166)        (166)
                                                       -----------  -----------
    Total stockholders' equity (deficit)..............     (18,405)      27,064
                                                       -----------  -----------
      Total capitalization............................ $    36,099  $    81,568
                                                       ===========  ===========

--------
(1) Consists of common stock, $.01 par value per share: 25,000,000 shares authorized, 10,291,111 outstanding at December 31, 1998 and 12,791,111 outstanding, as adjusted. Does not include 3,131,894 shares of common stock issuable upon exercise of outstanding stock options; 1,422,013 shares of common stock issuable upon conversion of the Series A preferred stock or 1,163,300 shares of common stock issuable upon the exercise of the outstanding warrants at exercise prices between $6.75 and $9.00 per share.

                            SELECTED FINANCIAL DATA

   The following selected financial data for the five years ended March 31, 1998 are derived from our financial statements which have been audited by Ernst & Young LLP, independent auditors. The financial data for the nine month periods ended December 31, 1998 and 1997 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and the results of operations for these periods.

   Operating results for the nine months ended December 31, 1998 are not necessarily indicative of the results that you may expect for the entire year ending March 31, 1999. You should read the following financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes.

   All earnings per share and weighted average share information included in the accompanying financial statements have been restated to reflect the 25% stock split effected in fiscal year ended March 31, 1995, and the three-for-two stock split and the two-for-one stock split effected in fiscal year ended March 31, 1996.

   Gross profit is not meaningful, n/m, for the fiscal year end March 31, 1998 and prior periods because our revenues for these periods consisted primarily of agency commissions, while costs associated with agency revenues were included primarily in selling, general and administrative expenses. EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization and other income and expense. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry. Other companies may calculate it differently from us. EBITDA is not a measurement of financial performance under generally accepted accounting principles. EBITDA should not be considered an alternative to net income (loss) as a measure of performance or to cash flow as a measure of liquidity.

                                                                                      Nine Months,
                                       Fiscal Year ended March 31,                 ended December 31,
                          -------------------------------------------------------  -------------------
                             1994        1995       1996       1997       1998       1997      1998
                          ----------  ---------- ---------- ---------- ----------  --------- ---------
                           (dollars in thousands, except per share information)
Statement of Operations
 Data
Agency revenues.........  $   14,483  $   18,898 $   25,492 $   29,195 $   24,775  $ 24,582  $     --
Telecommunications
 revenues...............         462       3,038      5,383     11,095     16,172    10,078     46,376
                          ----------  ---------- ---------- ---------- ----------  --------  ---------
   Total revenues.......      14,945      21,936     30,875     40,290     40,947    34,660     46,376
Cost of
 telecommunications
 revenue................         369       2,451      4,242      8,709     14,038     8,095     40,426
                          ----------  ---------- ---------- ---------- ----------  --------  ---------
Gross profit............         n/m         n/m        n/m        n/m        n/m       n/m      5,950
Selling, general and
 administrative
 expenses...............      14,484      17,319     20,009     23,820     31,492    21,370     36,800
                          ----------  ---------- ---------- ---------- ----------  --------  ---------
Income (loss) from
 operations.............          92       2,166      6,624      7,761     (4,583)    5,195    (30,850)
Net income (loss).......          75       1,472      4,094      4,683     (2,884)    3,124    (30,912)
Earnings (loss) per
 share
 Basic..................        0.01        0.18       0.43       0.49       (.29)      .32      (3.15)
 Diluted................        0.01        0.17       0.38       0.43       (.29)      .29      (3.15)
Other Financial Data
EBITDA (loss)...........  $      853  $    2,822 $    7,285 $    8,504 $   (3,165) $  5,945  $ (27,150)
Capital expenditures,
 including equipment un-
 der capital leases.....         234         599        759      1,222      4,765     4,556     22,262
Depreciation and
 amortization...........         761         656        660        743      1,418       750      3,699
Net cash provided (used)
 by operating
 activities.............        (378)      1,580      2,192      3,572     (7,951)   (2,700)   (21,555)

                                                                      As of
                                        As of March 31,            December 31,
                             ------------------------------------- ------------
                              1994   1995   1996    1997    1998       1998
                             ------ ------ ------- ------- ------- ------------
                                    (dollars in thousands)
Balance Sheet Data
Cash and cash equivalents..  $1,239 $2,391 $ 3,942 $ 6,406 $ 2,168   $ 2,597
Total assets...............   5,399  7,726  12,509  20,186  30,967    67,529
Total long-term debt,
 including current portion
 ..........................     --     --      --      --    9,673    41,942
Series A redeemable
 convertible preferred
 stock.....................     --     --      --      --      --     12,562
Stockholders' equity
 (deficit).................   3,871  5,526   9,495  14,292  11,580   (18,405)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the financial statements and notes included elsewhere in this prospectus.

Overview

   Historically, we have generated agency revenues and telecommunications revenues. Agency revenues consist of commissions we earned as an agent of Bell Atlantic and other Regional Bell Operating Companies, or RBOCs, and long distance providers. Telecommunications revenues are generated by our sale of local, long distance, frame relay, internet access and other communications services. For the fiscal year ended March 31, 1998, agency commissions accounted for approximately 60% of our revenues, with telecommunications revenues accounting for the other 40%. As a result of our transition to an ICP strategy in December 1997, agency commissions earned after that date are not material.

   Our financial information for periods ending on or before December 31, 1997 primarily reflects our operations as an agent for Bell Atlantic. Because of our transition to an ICP strategy and our network buildout, most of the financial information for these periods does not reflect our current business and is not comparable to results for subsequent periods.

   A common basis for measurement of an ICP's progress is the growth in access line equivalents, or ALEs. ALEs represent the sum of the number of voice circuits in service plus the data bandwidth purchased by our customers divided by 64kbps, the capacity necessary to carry one voice channel.

Results of Operations

Results of Operations--Nine Months Ended December 31, 1998 Compared to the Nine Months Ended December 31, 1997.

   Total revenues for the nine months ended December 31, 1998 were $46,376,000, an increase of 34% from $34,660,000 for the same period of the preceding year. The results for the nine months ended December 31, 1998 reflect our operations as an ICP. The results for the nine months ended December 31, 1997 primarily reflect our operations as an agent for Bell Atlantic. Because substantially all revenues since January 1, 1998 have resulted from operations as an ICP, comparisons between the two periods are not relevant.

   During the quarter ended December 31, 1998, we provisioned 38,878 net ALEs. That brought our total ALEs in service to 103,272 for our first year as an ICP. Net ALEs provisioned during the quarter ended December 31, 1998 represented a 61% increase over net ALEs provisioned during the quarter ended September 30, 1998. We experienced the strongest growth in data ALEs. Data ALEs increased by approximately 67% from the quarter ended September 1998 to 19,638, or 19% of total ALEs as of December 31, 1998.

   For the nine months ended December 31, 1998, costs of telecommunications revenues were $40,426,000, compared to $8,095,000 for the same period of the preceding fiscal year. As a percentage of telecommunications revenues, cost of telecommunications revenues was 86% for the quarter ended December 1998, compared to 85% for the quarter ended September 1998. The decrease in gross margin is due primarily to our agency revenue declining as a percentage of total revenue. Excluding the effects of the non-resale revenue, the gross margin due to resale revenue remained unchanged from the quarter ended September 1998.

   For the nine months ended December 31, 1998, selling, general and administrative expenses were $36,800,000, as compared to $21,370,000 for the same period of the preceding fiscal year, or an increase of 72%. This increase was due to the opening of additional branch sales offices during the nine months ended

December 31, 1998 and the associated increased number of sales and service employees hired in connection with the transition to our ICP strategy. As of December 31, 1998, we employed 389 people including 172 account executives and 95 network consultants in 25 sales branches throughout New England and New York. Selling, general and administrative expenses also increased for the nine month period ended December 31, 1998 due to operating expenses associated with the network buildout, as well as an additional $2,600,000 of depreciation expense year-to-date associated with investments in the network. The final significant component of this increase is legal and regulatory expenses. Legal expenses in prosecuting an action against Bell Atlantic in federal court and various state regulatory proceedings, together with the expenses incurred in obtaining certification as a reseller in additional states, were $3,444,000 for the nine months ended December 31, 1998. See "Business-Legal Proceedings."

   Interest and other expense increased to $2,389,000 for the nine months ended December 31, 1998, as compared to interest and other income of $118,000 for the nine months ended December 31, 1997. The increase is due to increased borrowings to fund our operating losses and to fund the deployment of our network, the fees associated with our credit facility and vendor facility, and the amortization of the interest expense associated with warrants issued to the lenders under the credit facility.

   The benefit for income taxes, which is limited to refunds available on a loss carryback basis, has been recognized ratably as a percentage of our estimated pre-tax loss over each of the four quarters of the fiscal year. The effective rate of the benefit may vary with changes in management's estimates.

Fiscal Year Ended March 31, 1998 Compared to Fiscal Year Ended March 31, 1997

   The results for the fiscal year ended March 31, 1998 reflect our decision to leave the Bell Atlantic agency program in December 1997 and our commencement of operations as an ICP. This decision adversely affected revenues and expenses to a certain extent in the third quarter as we prepared for this transition and significantly affected revenues in the fourth quarter after the transition had been effected. Total revenues of $40,947,000 for fiscal 1998 were essentially flat as compared to $40,290,000 for the fiscal year ended March 31, 1997. Agency revenues decreased 15% to $24,775,000 for fiscal 1998 from $29,195,000 in fiscal 1997, primarily as a result of fourth quarter revenues of only $194,000, as compared to $8,354,000 for the same period of fiscal 1997. This decrease reflects the fact that we left the Bell Atlantic agency program in December 1997, and thus no Bell Atlantic agency revenues were reported in the fourth quarter of fiscal 1998. Telecommunications revenues increased 46% to $16,172,000 for fiscal 1998 from $11,095,000 for fiscal 1997. This increase reflects the increased sales of long distance, internet access, and frame relay data services as well as the commencement of our sale of local telecommunications services as an ICP in the fourth quarter of fiscal 1998. Although local telecommunications sales increased during the fourth quarter, they were significantly less than we expected as a result of the imposition of the temporary restraining order in connection with the Bell Atlantic litigation in February 1998, which required us to sell these local services only to new customers, resulting in a longer sales cycle. This temporary restraining order was dissolved in August 1998.

   Costs of telecommunications revenues increased 61% to $14,039,000 for fiscal 1998 from $8,709,000 for fiscal 1997. As a percentage of telecommunications revenues, cost of telecommunications revenues was 87% for fiscal 1998 as compared to 78% for fiscal 1997. This overall increase was due primarily to increased sales of telecommunications services and increased costs for those services sold. Due largely to the initiation of local telecommunications sales in the fourth fiscal quarter, cost of telecommunications revenues for this period increased 127% to $5,944,000 from $2,615,000 for the same period in fiscal 1997. These increases as a percentage of revenues were attributable to fixed costs associated with the sale of local telecommunications services, lower long distance rates extended to customers in advance of rate decreases from our long distance supplier, increased costs associated with adding new customers and services, and costs associated with phasing out our debit card program.

   Selling, general and administrative expenses increased 32% to $31,492,000 in fiscal 1998 from $23,820,000 in fiscal 1997. This increase was a result of the increased number of sales and service employees hired in connection with the transition to our ICP strategy, increased payments of commission and bonuses, increased corporate and administrative expenses, increased depreciation associated with greater capital expenditures, expenses related to new branch openings and a $1,200,000 charge for estimated costs to be incurred in connection with our litigation with Bell Atlantic.

Fiscal Year Ended March 31, 1997 Compared to Fiscal Year Ended March 31, 1996

   Total revenues for fiscal 1997 increased 30% to $40,290,000 as compared to $30,876,000 for the fiscal year ended March 31, 1996. Agency revenues increased 15% to $29,195,000 in fiscal 1997 compared to $25,493,000 for fiscal 1996 due to the addition of new customers, increased sales to existing customers and the addition of new services to our portfolio. Effective January 1996, NYNEX (now Bell Atlantic) reduced some fees and commissions payable under its 1996 agency agreement with us. As a result, although unit sales of Centrex and Data Products, two NYNEX products, increased 30% and 66%, respectively, revenues as stated above, increased only 15%.

   Telecommunications revenues increased 106% to $11,095,000 for fiscal 1997 from $5,383,000 for fiscal 1996. This increase can be attributed to the addition of new customers to the service, as well as the introduction of new products, primarily internet access.

   Selling, general and administrative expenses increased 19% to $23,820,000 for fiscal 1997 from $20,009,000 for fiscal 1996. As a percentage of revenues, these expenses were 59% for fiscal 1997, compared to 65% for fiscal 1996. The increase in selling, general and administrative expenses is attributable to the increase in variable sales commission and bonus expenses incurred in connection with the substantial increase in revenues. In addition, we increased the number of sales offices, particularly in the Northeast, hired additional sales executives, expanded the facilities at several of our existing sales branches and made additional investments in our information systems in fiscal 1997.

   Net income increased to $4,683,000 in fiscal 1997 from $4,094,000 in fiscal 1996, as a result of revenue growth primarily in the Northeast, combined with a continuing effort to control operating expenses.

Quarterly Financial Information

   The following table sets forth certain statements of operations data for the four quarters since the transition to our ICP strategy. This information is from our unaudited financial statements. You should read this information in conjunction with the financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.


                                             Fiscal Quarter ended
                                 ----------------------------------------------
                                 March 31, June 30,  September 30, December 31,
                                   1998      1998        1998          1998
                                 --------- --------  ------------- ------------
                                            (dollars in thousands)
Statement of Operations Data
Telecommunications revenues....   $ 6,288  $12,836      $14,516      $19,025
Cost of telecommunications rev-
 enues.........................     5,944   11,614       12,383       16,429
Gross profit...................       344    1,222        2,133        2,596
Selling, general and adminis-
 trative expenses..............    10,122    9,495       13,002       14,304
Loss from operations...........    (9,778)  (8,273)     (10,869)     (11,708)
Net loss.......................    (6,008)  (7,931)     (10,984)     (11,997)
Other Financial Data
EBITDA (loss)..................   $(9,110) $(7,718)     $(9,735)     $(9,697)
Capital expenditures including
 equipment under capital
 leases........................     1,552    1,015        4,851       16,396
Depreciation and amortization..       668      555        1,134        1,749
Operating Data
Net ALEs provisioned in the
 quarter.......................    17,637   22,548       24,209       38,878
Cumulative ALEs in service at
 the end of the quarter........    17,637   40,185       64,394      103,272

Liquidity and Capital Resources


   Until March 1998, we had funded our working capital and operating expenditures primarily from cash flow from operations. Since April 1998, we have funded our transition to an ICP strategy, expansion of our sales branches and sales force, operating losses and the deployment of our network by raising additional capital.

   In April 1998, we completed a $12 million private placement of Series A convertible preferred stock and warrants to Spectrum Equity Investors II, L.P. Also, on June 30, 1998, we received a commitment from Spectrum to purchase, at our option, an additional $5 million of preferred stock on the same terms and conditions as the Series A convertible preferred stock, which option extends until June 30, 1999. We do not expect to exercise this option.

   On September 1, 1998, we entered into a senior secured credit facility with Goldman Sachs Credit Partners and Fleet National Bank. Under the terms of this senior secured credit facility, the lenders have provided a three-year credit facility to us consisting of revolving loans in the aggregate amount of up to $75 million. Under our senior secured credit facility we may borrow $15 million unconditionally and an additional $60 million based on trailing 120 days accounts receivable collections, reducing to the trailing 90 days accounts receivable collections by March 31, 2000. As of December 31, 1998, we had availability of $36 million and of which we had borrowed approximately $33 million under this senior secured credit facility.

   On October 14, 1998, we entered into an agreement with Cisco Systems Capital Corporation, or Cisco Capital, for up to $25 million of vendor financing. Under the terms of the agreement, we have agreed to a three-year, $25 million volume purchase commitment of Cisco equipment and services and Cisco Capital has agreed to advance funds as these purchases occur. Up to $10 million of the vendor facility can be utilized for costs associated with the integration of Cisco equipment and related peripherals. Under the terms of the vendor facility, we are required to pay interest on funds advanced under the facility at an annual rate of 12.5%. As of December 31, 1998, we had borrowed $2.7 million under the vendor facility.

   Since September 30, 1998, we have entered into various lease and vendor financing agreements which provide for the acquisition of up to $16.2 million of equipment and software. As of December 31, 1998, the aggregate amount borrowed under these agreements was approximately $4.6 million.

   In order to provide liquidity, we entered into a loan agreement dated as of March 15, 1999 with Toronto Dominion (Texas), Inc. to provide an unsecured standby credit facility for up to $30 million for capital expenditures and other general corporate purposes. This facility will terminate upon the closing of this offering.

   As we continue to deploy our network, further penetrate our existing region and expand into new markets throughout the Boston--Washington, D.C. corridor, we will need significant additional capital. We believe that the estimated net proceeds of this offering, together with cash on hand, the proceeds of our lease and vendor financing arrangements and the amounts we expect to be available under our credit and vendor facilities will be sufficient to fund our capital requirements for at least the next 12 months. During this period we will seek to raise additional capital through the issuance of debt and possibly equity securities, the timing of which will depend on market conditions, and which could occur in the near future. We may also seek to raise additional capital through vendor financing, equipment lease financing and bank loans.

   We cannot assure you that additional financing will be available on terms acceptable to us when we need it. The agreements governing our existing indebtedness limit our ability to obtain debt financing. If we are unable to obtain financing when we need it, we may delay or abandon our development and expansion plans. That could have a material adverse effect on our business, results of operations and financial condition. The actual timing and amount of our capital requirements may be materially affected by various factors, including the timing and actual cost of the network, the timing and cost of our expansion into new markets, the extent of competition and pricing of telecommunications services by others in our markets, the demand by customers for our services, technological change and potential acquisitions.

   On February 24, 1999, we settled our lawsuit against Bell Atlantic Corp. Under the terms of the settlement agreement we received cash and will receive other consideration to satisfy claims of commissions we earned while we were an agent for Bell Atlantic. Both parties have agreed to keep the specific terms of the settlement confidential.

   Although we believe that the terms of the settlement will permit us to actively expand our customer base and increase our revenues and improve our margins from the sale of communications products and services, there is no assurance that we will do so. We do not expect to incur any additional material costs related to this matter subsequent to March 31, 1999.

   Working capital at December 31, 1998 was $5,156,000 compared to $11,342,000 at March 31, 1998, a decrease of 55%, due to an increase in accounts payable resulting from approximately $8,000,000 of fixed assets purchased during the quarter that were not yet funded under our vendor facility. These assets were funded during the fourth quarter of fiscal 1999, reducing accounts payable and increasing notes payable by $8,000,000. This was partially offset by a reclassification of $1,834,000 deferred income taxes from non-current assets to current assets. Cash balances at December 31, 1998 and March 31, 1998 totaled approximately $2,597,000 and $2,167,000, respectively.

Year 2000 Compliance

Our State of Readiness

   We have evaluated the effect of the Year 2000 problem on our information systems. We are implementing plans to permit our systems and applications to effectively process information in order to support ongoing operations in the Year 2000 and beyond. We believe our information technology, or IT, and non-IT systems will be Year 2000 compliant by the end of 1999.

   In connection with the deployment of our new network, we have designed a new database architecture for our computer systems which we expect will be Year 2000 compliant. We expect installation of the network and related software to be completed in the summer of 1999 and testing of the system, including its Year 2000 compliance, commenced in May 1999. While we expect that all significant IT-related systems will be Year 2000 compliant by mid-1999, we cannot assure you that all Year 2000 problems in the new system will be identified or that the necessary corrective actions will be completed in a timely manner.

   We have requested certification from our significant vendors and suppliers demonstrating their Year 2000 compliance. Approximately 60% of vendors and suppliers have delivered these certifications. We anticipate that we will receive additional certifications. We intend to continue to identify critical vendors and suppliers and communicate with them about their plans and progress in addressing Year 2000 problems. We cannot assure you that the systems of these vendors and suppliers will be timely converted. We also cannot assure you that any failure of their systems to be Year 2000 compliant will not adversely affect our operations.

Our Costs of Year 2000 Remediation

   We have not incurred material costs related specifically to Year 2000 issues and do not expect to in the future. However, we cannot assure you that the costs associated with Year 2000 problems will not be greater than we anticipate.

Our Year 2000 Risk

   Based on the efforts described above, we currently believe that our systems will be Year 2000 compliant in a timely manner. We have completed the process of identifying Year 2000 issues in our IT and non-IT systems and expect to complete any remediation efforts by the summer of 1999.

Our Contingency Plans

   We plan by mid-year 1999 to develop contingency plans to be implemented in the event planned solutions prove ineffective in solving Year 2000 compliance. If it becomes necessary for us to implement a contingency plan, such plan may not avoid a material Year 2000 issue.

                                    BUSINESS

Overview

   We are a rapidly growing ICP with 15 years of telecommunications marketing, sales and service experience. We offer voice and data services to predominantly medium-sized business customers who seek greater bandwidth, integrated telecommunications solutions and improved levels of service. We have a large, experienced sales force consisting of 163 sales people supported by 95 network consultants. These personnel are located close to our customers in 25 sales branches primarily in New England and New York. We are currently moving to a facilities-based platform by deploying a state-of-the-art, all packet-switched network based on advanced internet protocol, or IP, and asynchronous transfer mode, or ATM, architecture. In May 1999, we will begin beta-testing of our network with some of our customers. By late summer, we expect to begin providing commercial service and billing customers on our network.

   We became an ICP in January 1998. Prior to that, we were the largest independent sales agent for NYNEX Corp. (now Bell Atlantic). At the end of 1997, before leaving the Bell Atlantic agency program, we were managing relationships for approximately 7,000 customers, representing over 280,000 local access lines and over $200 million in annual local telecommunications spending. As of March 31, 1999, after only 15 months as an ICP, we were serving over 9,000 customers and had over 142,000 ALEs in service. For the quarter
ended March 31, 1999, we generated approximately $    million of revenues
representing over $    million on an annualized basis.

Our Market Opportunity

   The market potential for ICPs is large and growing. According to FCC data, in 1997, the total market for U.S. retail telecommunications services was approximately $187 billion. Data services, including internet, frame relay and ATM services, represent one of the fastest growing segments of the telecommunications market. Industry reports estimate that from 1997 to 2002, internet services revenues will increase from $7.5 billion to $29.7 billion and frame relay and ATM services revenue will increase from $2.9 billion to $7.6 billion.

   We believe that our network will enable us to capitalize on the rapid growth in demand for internet services, private networks and other broadband data services. In particular, we will provide ATM and frame relay services on our own network. These are two of the fastest growing data services. Market studies estimate that from 1997 to 2001, ATM and frame relay service revenues in the U.S. will increase at compound annual growth rates of 68% and 37%, respectively.

   Our target market, the Northeastern and Mid-Atlantic region, represents an attractive opportunity for us because it has a high concentration of telecommunications traffic. According to FCC data, New York and New England have an estimated 7.3 million local business access lines, which generated retail telecommunications revenues of approximately $24.4 billion. As we expand our business in the remaining portions of the New York-Washington, D.C. corridor, our addressable market will increase by an estimated 8.4 million business access lines, which generated approximately $26.3 billion in retail telecommunications revenues. We are currently targeting the medium-sized business segment of our markets. We estimate this segment represents over 50% of the total business access lines in our target markets.

Our Competitive Strengths

   Our goal is to be the leading ICP for medium-sized business customers in our target markets. We believe that the following competitive strengths position us well to achieve this goal:

  . Over 15 years of telecommunications marketing, sales and service experience. We have sold local telecommunications services as agent since 1984 and have sold long distance and data services under our own brand name since 1994. During this period, we successfully introduced ISDN, frame relay, ATM and other new services in response to technological change. Collectively, our nine-person senior management team has over 200 years of telecommunications experience. Six members of this team have worked together at CTC for more than 10 years.

  . Over 250 experienced sales people and network consultants providing personalized sales and customer care. Our sales and service teams consist of a sales executive and a network consultant assigned to each customer. This provides a single, responsive point of contact for all of our customer's service and billing inquiries. Our sales and service teams seek to develop a long-term relationship with customers. We believe that our focus on customer care and our integration of sales and service create higher levels of customer satisfaction. We expect this will lead to better referral and retention rates.

  . A capital-efficient and scalable, all packet-switched network, capable of providing advanced IP and ATM services. We believe that our state-of-the-art packet-switched network strategy is superior to a circuit-switched strategy for several reasons:

    . our network requires approximately 50-60% less capital and significantly less time to deploy than a circuit-switched network;

    . our network is based on open architecture standards and will allow us to adapt to future technological developments and network innovations;

    . we believe our network will enable us to provide a more advanced and differentiated service offering than other local exchange carriers can provide over their legacy voice switches; and

    . we believe our network will be significantly more cost efficient for ongoing operations and maintenance.

  . Significant experience designing and selling sophisticated data services. We have substantial expertise designing, selling and implementing sophisticated data services including frame relay, point-to-point dedicated DS-3 and DS-1 data links, ISDN, ATM and dedicated internet services. Over the last four years, we have sold digital data services to more than 6,600 customer sites, designed and implemented more than 600 wide area data networks and assisted customers in transitioning from point-to-point networks to more advanced frame relay and ATM networks.

  . A broad range of voice and data services incorporated on a single bill. As an ICP, we provide our customers with the convenience of a single source and a single bill for all of their telecommunications services. We believe that our ability to deliver a single source solution to our target market is a key element in building our customer base. We also believe this will allow us to increase our share of customers' telecommunications billings and will promote customer retention.

  . A comprehensive, fully integrated billing and operational support systems, or OSS. Over the past decade we have used our extensive experience with the provisioning systems used by ILECs to develop our comprehensive information systems. Our systems fully integrate and automate all aspects of our business, including marketing, provisioning, trouble management, billing and customer service. This integration facilitates accurate and timely customer care and billing. The system also allows us to provide our customers with a single, integrated bill for multiple services. Our customers can download information about their accounts directly to their own systems through online, near real-time access via the internet. Our information systems electronically interface with most of our major suppliers. In late 1998, we became one of the first competitive local exchange carriers to complete a full EDI interface with Bell Atlantic. This allows our systems to connect directly with those of Bell Atlantic. We believe that our information systems are a primary reason for our success in provisioning a high volume of access lines during our first five quarters as an ICP.

  . The ability to expand using our proven operating model for branch offices, sales process, customer service and personnel training. Over the last five years, we have developed a successful and replicable approach to branch expansion. We believe that our standardized approach to opening new branches, our uniform approach to sales and service and our extensive training of new hires will enable us to expand without compromising our solutions-oriented, customer-centric culture. New branch offices are fully integrated with our information systems from the outset. This allows our corporate headquarters to maintain control of quality and productivity across our branch offices while enabling each branch office to operate as an autonomous local sales and service organization.

Our Services

   We offer the following services:

  . Local Telephone Services. We offer connections between customers' telecommunications equipment and the local telephone network, which we currently lease from the ILECs. For large customers or customers with specific requirements, we integrate customer-owned private branch exchange, or PBX, systems with analog or digital trunks. We also provide all associated call processing features as well as dedicated private lines for both voice and data applications.

  . Long Distance Telephone Services. We offer a full range of domestic (interLATA and intraLATA) and international long distance services, including "1+" outbound calling, inbound toll free service, standard and customized calling plans. We also offer related services such as calling cards, operator assistance and conference calling.

  . High Speed Data Services. We offer a wide array of dedicated and switched high speed digital data services. Dedicated services include digital data services, DS-1 (T-1), Fiber Distributed Data Interface and DS-3 products. Switched or virtual digital services include Integrated Services Digital Network, or ISDN, frame relay and ATM products.

  . Internet Services. We offer dedicated high speed internet access and services via digital data services, frame relay, T-1 and T-3 connections. In addition, we offer switched digital access to the internet via ISDN. We provide the necessary communications hardware, configuration support and other support services on a 24-hour, 7-day a week basis.

  . Wholesale Services to Internet Service Providers. We provide a full array of local services to internet service providers, or ISPs, including telephone numbers and switched and dedicated access to the internet.

  . Future Service Offerings. Following deployment of the network, we may offer the following additional services: systems integration, consulting and network monitoring services, customized virtual private networks and other data and voice network products.

Our Integrated Communications Network

   We began deploying the first phase of our state-of-the-art, packet-switched network in January 1999. We believe our network will enable us to improve margins, enhance network and service quality and broaden our range of product offerings. The network is an advanced IP and ATM-based network, using Cisco BPX(R) and MGX(TM) IP+ATM wide-area switches. Our network will deliver enhanced access services such as traditional dedicated services, frame relay, IP, video and circuit emulation transport services. We believe that our network will ultimately enable us to deliver voice and data services across a single multi-service dedicated connection. We also expect our network to lower customers' overall telecommunications costs and stimulate demand for new bandwidth intensive services.

   The first phase of our network includes 22 Cisco IP+ATM switches and two fully redundant network operation centers. We are interconnecting these facilities with leased fiber optic transmission capacity from Level 3 and NEON. The initial transmission infrastructure will consist of three self-healing SONET-based, fiber optic rings covering the southern, western and eastern New England regions. This advanced SONET technology permits full circuit redundancy and route diversity. It will also allow us to take advantage of available technology such as dense wave digital multiplexing, or DWDM, to meet increasing customer demands for reliable, high bandwidth voice, data and video connectivity. We have also arranged to co-locate our switching hubs in Level 3 and NEON buildings along selected fiber routes.

   We intend to access our customer locations through a variety of broadband technologies, including DSL service, leased T-1, wireless technologies and fiber optic facilities, as available. Initially, we will offer dedicated long distance and data services over our network. We believe that these services represent approximately 70% of our target customers' fixed line telecommunications spending. The remaining 30% represents local dial tone services which we currently obtain from other carriers. We plan to incorporate local dial tone service into our packet-switching architecture when that technology matures.

   Our network strategy to incorporate local dial tone functionality at a later stage will allow us to simplify the transitioning of existing customers on-net because a disconnection from the incumbent local exchange carrier and reconnection to our network will not be required. To transition our customers on-net, we will simply be required to reprogram our customer's PBX and/or wide area network routers to direct long distance and data traffic to our network. This strategy will also allow our customers to retain their existing phone numbers as well as have the built-in redundancy of the separate physical connection to the incumbent local exchange carrier. At a later stage, using telephone number portability which we expect to be available throughout our territory, we will be able to more easily transition our customers' local dial tone service onto our network.

   The network will include the following data services: point-to-point private line, frame relay, ATM, internet access, virtual private network services for on-net data traffic and network-to-network interface points to other data carrier networks and internet service providers. The network will initially include the following voice services: dedicated long distance and corporate intranet services. We expect that the network will handle the full range of voice services when we integrate local dial tone capabilities into our network.

Sales and Customer Care

   We market telecommunications services by developing long-term business relationships with our customers and offering them comprehensive management of their telecommunications requirements. Each of our customers is assigned a local dedicated team consisting of a sales executive and a network consultant. This team provides a single point of contact for our customer's needs. This team works together with the customer to design, implement and maintain an integrated telecommunications solution. This team also reviews and updates the customer's services on a regular basis. We believe that providing localized, high quality customer care promotes continued sales of new services and reduces customer churn.

   Sales and Service Infrastructure. Our branches are currently staffed with over 300 individuals, representing approximately 80% of our employees. As of April 15, 1999, there were 163 sales executives, 95 network consultants, 26 branch/regional managers and 15 service managers located in 25 sales branches serving markets in Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New York, Rhode Island and Vermont.

   Customer Sales and Service Model. At their first meeting with a prospective customer, our sales executives analyze the customer's current telecommunications usage and costs. Sales executives then outline the range of services and potential savings we offer and make recommendations to optimize the customer's current network. Sales executives also discuss the benefits of our comprehensive customer care program and develop account telemanagement plans designed to balance network expense and utility. Sales executives and network consultants continue to review the customer's telecommunications usage and requirements and update the customer's suite of services and network design. We believe the relationship-intensive approach of assigning sales executives and network consultants to each customer account results in high customer satisfaction and retention rates.

   Our sales executives regularly participate in training programs on subjects such as solution-oriented sales, comprehensive customer care, network design and other technical features of our services. We seek to motivate and retain our sales executives through extensive training and a commission structure that supports our relationship oriented sales and service policies.

   Customer Care. Our network consultants are trained in our service offerings and are responsible for customer care. Network consultants are located in each of our sales branches and are assigned directly to individual customer accounts in direct support of the sales executives. Our localized, multi-step customer care process provides an ongoing and comprehensive service program to our customers. This process ranges from long-term consultative planning to day-to-day handling of service issues.

   Our customer care program is designed to provide prompt action in response to customer inquiries and complaints. The local sales branches are staffed 11 hours a day, 5 days a week. At other times, incoming calls automatically roll over to a central customer care center which is staffed 24 hours a day, 7 days a week. We believe that our network consultants are motivated to provide the highest level of customer care because a significant portion of their compensation is based on customer retention and satisfaction.

Our Information Systems

   Our information systems include five central applications which fully integrate our sales and account management, customer care, provisioning, billing and financial processes. Automation of each of these processes is designed for high transaction volumes, accurate throughput, timely installation, accurate billing feeds and quality customer service. Data entered in one application is generally exported into all other applications. Each branch office is served by a LAN connected via frame relay to the central processor. Our employees have online access to our information systems from their branch desktops or docking stations.

   We also have an electronic interface to most of our major suppliers. When a sales executive places an order for one of these suppliers, our information systems electronically direct it to the appropriate supplier and monitors any delays in provisioning the order. Once the order is provisioned, our information systems automatically remove it from the in-process order file, update the customer's service inventory and network configuration, initiate billing, post the sales executive's commission and update our financial reports.

   Our information systems include the following applications:

  . Account and Sales Management. Our account management application is the hub of our information systems. It stores all of our customer-related information, such as location detail, contact information, transaction history and account profile. Our account management application also automatically exports data to our customized sales application. Our sales application is a fully-integrated database that provides sales personnel with access to information for pricing services, customized sales proposals, customer correspondence, sales performance, referencing methods and procedures, service descriptions, competitive information and historical profiles of our current and prospective customers. These historical profiles include details of installed services, recent transactions and billing history. Our sales system can be used both on- and off-line. All entries made while off-line are automatically updated to the central processor and all relevant data is simultaneously exported to the other central applications each time a salesperson connects to the network.

  . Customer Care. Our network consultants use our account care application to review installed services, make additions, changes and deletions to accounts, initiate and track repair and service work and review past billing for any customer. This closed loop application provides automatic follow up and records all transactions in a customer history file. Service orders and repair requests input in our account care application are automatically exported into our provisioning application.

  . Provisioning. We generally direct customer orders through our provisioning application electronically to our major suppliers. We track these orders through our account care application from initiation through completion. If any delay in provisioning occurs, the proactive nature of this application alerts the sales executive or network consultants who can take corrective action and notify the customer of the delay. Once the order has been filled the information is automatically fed to our billing application.

  . Billing and Customer Interface. Our billing application allows us to provide our customers a single bill for all the services we provide. Our billing application also allows the customer to review historic bill detail, perform customized usage analyses and download information directly to their own accounting applications. Using a secure Web-based application called ItelliVIEW, our customers have near real-time online access to our billing application. Customer billing statements are also available on CD ROM, diskette or paper. Paper statements generated by our billing application offer our customers different telemanagement formats.

  . Financial. Data from our billing application is automatically exported to our financial application. Our financial application tracks and prepares reports on sales activity, commissions, branch operations, branch profitability and cash flows. The financial application also compiles this data for our periodic financial reports. In addition, this application provides internal controls for revenue tracking and costing. The integrated nature of our information systems allows us to operate each branch as a separate profit and loss center.

   We are actively upgrading our information systems to a three-tiered client/server architecture in order to support our network. We have selected Oracle's relational database for the first tier, which is our data repository and warehouse. We will vertically integrate our second tier business applications described above with the data repository using a messaging product from TIBCO Corporation. Third tier users, such as customers, vendors, partners and internal users, will access the second tier business applications using either UNIX, Windows 95 or standard browsers. We expect that this three-tiered architecture will allow us to grow and expand our business, replace and upgrade business applications without impacting other applications and provide us with reliable data.

Competition

   We operate in a highly competitive environment. We have no significant market share in any market in which we operate. We will face substantial and growing competition from a variety of data transport, data networking and telephony service providers. We will face competition for the provision of integrated telecommunications services as well for the individual service components that comprise our integrated services. Many of these competitors are larger and better capitalized than we are. Also, many of our competitors are incumbent providers, with long standing relationships with their customers and greater name recognition.

   In addition, the continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors. Examples of some of these alliances include: Bell Atlantic's proposed acquisition of GTE, SBC's proposed merger with Ameritech, AT&T's acquisition of TCI and proposed acquisition of Media One, Global Crossing's proposed acquisition of Frontier Corp. and SBC's acquisition of SNET. Many of these combined entities have or will have resources far greater than ours. These combined entities may provide a bundled package of telecommunications products that is in direct competition with our products. These combined entities may be capable of offering these products sooner and at more competitive rates than we can.

   Competition for Provision of Integrated Telecommunications Services. The number of competitors able to provide integrated telecommunications services has increased because of the current regulatory trend toward fostering competition and the continued consolidation of telecommunications service providers. Many facilities-based ICPs and long distance carriers have committed substantial resources to building their own networks or to purchasing carriers with complementary facilities. Through these strategies, a facilities-based provider can offer single source local, long distance and data services similar to those that we will offer. The alternative strategies available to these competitors may provide them with greater flexibility and a lower cost structure.

   Once the RBOCs are allowed to offer in-region long distance services under the terms of Section 271 of the Telecommunications Act, they will be in a position to offer local and long distance services similar to the services we offer. No RBOC is currently permitted to provide inter-LATA services for calls originating in their region. We cannot assure you that this will continue to be the case. The FCC must approve RBOC provision of in-region interLATA long distance services and can only do so upon finding that the RBOC has complied with the 14-point checklist outlined in Section 271 of the Telecommunications Act. This 14-point checklist is designed to ensure that RBOC competitors have the ability to provide local telephone services in competition with the RBOC. The FCC has not yet found that any RBOC has complied with the 14-point checklist.

   Although the Telecommunications Act and other federal and state regulatory initiatives will provide us with new business opportunities, as competition increases regulators are likely to provide the ILECs with more pricing flexibility. Our revenues may be adversely affected if the ILECs elect to lower their rates and sustain these lower rates over time. We believe that we may be able to offset the effect of lower rates by offering new services to our target customers, but we cannot assure you that this will occur. In addition, if future regulatory decisions give ILECs increased pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on our business.

   Competition for Provision of Local Exchange Services. In the local exchange market, ILECs, including RBOCs, continue to hold near-monopoly positions. We also face competition or prospective competition from one or more ICPs, and from other competitive providers, including non-facilities-based providers. Many of these competitors are larger and better capitalized than we are. Some carriers have entered into interconnection agreements with ILECs and either have begun, or in the near future likely will begin, offering local exchange service in each of our markets. Further, as of February 8, 1999, the largest long distance carriers were permitted to bundle local and long distance services. This removes one of our competitive advantages. Other entities that currently offer or are potentially capable of offering switched services include cable television companies, electric utilities, other long distance carriers, microwave carriers, and large customers who build private networks.

   Wireless telephone system operators are also competitors in the provision of local services. Cellular, personal communications service, and other commercial mobile radio services providers may offer wireless services to fixed locations, rather than just to mobile customers. This ability to provide fixed as well as mobile services will enable wireless providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with us and other providers of traditional fixed telephone service. In addition, the FCC recently auctioned substantial blocks of spectrum for fixed use including local exchange services. We expect exploitation of this spectrum to increase competition in the local market.

   The World Trade Organization recently concluded an agreement that could result in additional competitors entering the U.S. local and long-distance markets. Under the WTO agreement, the United States committed to open telecommunications markets to foreign-owned carriers. The FCC has adopted streamlined procedures for processing market entry applications from foreign carriers, making it easier for such carriers to compete in the U.S. We cannot predict whether foreign-owned carriers will enter our markets as a result of the WTO agreement.

   Competition for Provision of Long Distance Services. The long distance market is significantly more competitive than the local exchange market. In the long distance market numerous entities compete for the same customers. In addition, customers frequently change long distance providers in response to lower rates or promotional incentives by competitors. This results in a high average rate of customer loss, or churn, in the long distance market. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. Competition in this market will further increase once RBOCs are permitted to offer interLATA long distance services.

   Data and Internet Services. The market for high speed data services and access to the internet is highly competitive. We expect competition in this market to continue to intensify. Our competitors in this market will include ISPs and other telecommunications companies, including large IXCs and RBOCs. Many of these competitors have greater financial, technological and marketing resources than those available to us. Recently, various RBOCs have filed petitions with the FCC requesting regulatory relief in connection with the provision of their own data services, including DSL services. In response to these petitions, the FCC issued a decision that data services generally are telecommunications services that, when provided by ILECs, are subject to the unbundling, resale, and other independent local exchange carrier obligations prescribed in Section 251 of the Telecommunications Act. Petitions have been filed with the FCC asking them to reconsider this decision. The FCC also has initiated a proceeding to determine whether independent local exchange carriers will be able to escape their Section 251 obligations by providing data services through "truly" separate affiliates, whether the FCC will require ILECs to unbundle their DSL equipment and resell DSL services, and whether the FCC will grant RBOCs interLATA relief for the provision of data services. We cannot predict the effect that this proceeding will have on our ability to obtain facilities and services from ILECs and on the competition that we will face from ILECs in the data services market.

Government Regulation

   The local and long distance telephony services and, to a lesser extent, the data services we provide are regulated by federal, state, and, to some extent, local government authorities. The FCC has jurisdiction over all telecommunications common carriers to the extent they provide interstate or international communications services. Each state regulatory commission has jurisdiction over the same carriers with respect to the provision of intrastate communications services. Local governments sometimes impose franchise or licensing requirements on telecommunications carriers and regulate construction activities involving public rights-of-way. Changes to the regulations imposed by any of these regulators could have a material adverse effect on our business, operating results and financial condition.

   In recent years, the regulation of the telecommunications industry has been in a state of flux as the United States Congress and various state legislatures have passed laws seeking to foster greater competition in telecommunications markets. The FCC and state utility commissions have adopted many new rules to implement this legislation and encourage competition. These changes, which are still incomplete, have created new opportunities and challenges for us and our competitors. The following summary of regulatory developments and legislation is not intended to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Some of these and other existing federal and state regulations are the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degree, the manner in which this industry operates. We cannot predict the outcome of these proceedings, or their impact on the telecommunications industry at this time.

Federal Regulation

   We are currently not subject to price cap or rate of return regulation at the federal level and are not currently required to obtain FCC authorization for the installation, acquisition or operation of our domestic interexchange network facilities. However, we must comply with the requirements of common carriage under the Communications Act. We are subject to the general requirement that our charges and terms for our telecommunications services be "just and reasonable" and that we not make any "unjust or unreasonable discrimination" in our charges or terms. The FCC has jurisdiction to act upon complaints against any common carrier for failure to comply with its statutory obligations.

   Comprehensive amendments to the Communications Act were made by the Telecommunications Act, which was signed into law on February 8, 1996. The Telecommunications Act effected changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the Telecommunications Act is to promote competition in all areas of telecommunications. While it may take years for the industry to feel the full impact of the Telecommunications Act, it is already clear that the legislation provides us with new opportunities and challenges.

   The Telecommunications Act greatly expands the interconnection requirements on the incumbent local exchange carriers, or ILECs. The Telecommunications Act requires the ILECs to:

  . provide physical collocation, which allows companies such as us and other competitive local exchange carriers, or CLECs, to install and maintain their own network termination equipment in ILEC central offices, and virtual collocation only if requested or if physical collocation is demonstrated to be technically infeasible;

  . unbundle components of their local service networks so that other providers of local service can compete for a wide range of local services customers; and

  . establish "wholesale" rates for their services to promote resale by CLECs.

   In addition, all local exchange carriers, or LECs, must:

  . establish number portability, which will allow a customer to retain its existing phone number if it switches from the LEC to a competitive local service provider;

  . provide nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way.

  . compensate other LECs on a reciprocal basis for traffic originated on one LEC and terminated on the other LEC.

   The FCC is charged with establishing national guidelines to implement certain portions of the Telecommunications Act. The FCC issued its interconnection order on August 8, 1996. On July 18, 1997, however, the United States Court of Appeals for the Eighth Circuit issued a decision vacating the FCC's pricing rules, as well as certain other portions of the FCC's interconnection rules, on the grounds that the FCC had improperly intruded into matters reserved for state jurisdiction. On January 25, 1999, the Supreme Court largely reversed the Eighth Circuit's order, holding that the FCC has general jurisdiction to implement the local competition provisions of the Telecommunications Act. In so doing, the Supreme Court stated that the FCC has authority to set pricing guidelines for unbundled network elements, to prevent ILECs from disaggregating existing combinations of network elements, and to establish "pick and choose" rules regarding interconnection agreements. "Pick and choose" rules would permit a carrier seeking interconnection to "pick and choose" among the terms of service from other interconnection agreements between the ILECs and other CLECs. This action reestablishes the validity of many of the FCC rules vacated by the Eighth Circuit. Although the Supreme Court affirmed the FCC's authority to develop pricing guidelines, the Supreme Court did not evaluate the specific pricing methodology adopted by the FCC and has remanded the case to the Eighth Circuit for further consideration. Thus, while the Supreme Court resolved many issues, including the FCC's jurisdictional authority, other issues remain subject to further consideration by the courts and the FCC. We cannot predict the ultimate disposition of those matters. We also cannot predict the possible impact of this decision, including the portion dealing with unbundled network elements, on existing interconnection agreements between ILECs and CLECs or on agreements that may be negotiated in the future.

   Although most of the FCC rules that the Supreme Court was considering were upheld, the Court vacated the FCC's rule that identifies the unbundled network elements that ILECs must provide to CLECs. The FCC recently initiated a new proceeding to reexamine whether it will identify which unbundled network elements ILECs must provide, and, if so, how to identify those elements. It is unclear how the FCC will decide this issue or the effect that the FCC's decision will have on our business or operations.

   The FCC recently adopted new rules designed to make it easier and less expensive for CLECs to obtain collocation at ILEC central offices by, among other things, restricting the ILECs' ability to prevent certain types of equipment from being collocated and requiring ILECs to offer alternative collocation arrangements to CLECs. The FCC also initiated a new proceeding to address line sharing, which, if implemented, would allow CLECs to offer data services over the same line that a consumer uses for voice services without the CLEC having to provide the voice service. While we expect that the FCC's new collocation rules will be beneficial to us, we cannot be certain that these new rules will be implemented in a favorable manner. Moreover, ILECs or other parties may ask the FCC to reconsider some or all of its new collocation rules, or may appeal these rules in federal court. We cannot predict the outcome of these actions or the effect they may have on our business.

   Under the Communications Act, ILECs have an obligation to negotiate with us in good faith to enter into interconnection agreements. We will need interconnection agreements to provide enhanced connectivity to our network and to provide local dial tone services. If we cannot reach agreement, either side may petition the applicable state commission to arbitrate remaining disagreements. These arbitration proceedings can last up to 9 months. Moreover, state commission approval of any interconnection agreement resulting from negotiation or arbitration is required, and any party may appeal an adverse decision by the state commission to federal district court. The potential cost in resources and delay from this process could harm our ability to compete in certain markets, and there is no guarantee that a state commission would resolve disputes, including pricing disputes in our favor. Moreover, as explained above, the FCC rules governing pricing standards for access to the networks of the traditional telephone companies are currently being challenged in federal court. If the courts overturn the FCC's pricing rules, the FCC may adopt a new pricing methodology that would require us to pay a higher price to traditional telephone companies for interconnection. This could have a detrimental effect on our business.

   The Telecommunications Act permits RBOCs to provide long distance services outside their local service regions immediately, and will permit them to provide in-region long distance service upon demonstrating to the FCC and state regulatory agencies that they have adhered to the Telecommunication Act's 14-point competitive checklist. Some RBOCs have filed applications with various state public utility commissions and the FCC seeking approval to offer in-region interLATA service. Some states have denied these applications while others have approved them. However, to date, the FCC has denied each of the RBOC's applications brought before it because it found that the RBOC had not sufficiently made its local network available to competitors. We anticipate that a number of RBOCs will file additional applications in 1999.

   In May 1997, the FCC released an order establishing a significantly expanded universal service regime to subsidize the cost of telecommunications service to high cost areas, as well as to low-income customers and qualifying schools, libraries, and rural health care providers. Providers of interstate telecommunications services, like us, as well as certain other entities, must pay for these programs. We are also eligible to receive funding from these programs if we meet certain requirements, but we are not currently planning to do so. Our share of the payments into these subsidy funds will be based on our share of certain defined telecommunications end-user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year. Various states are also in the process of implementing their own universal service programs. We are currently unable to quantify the amount of subsidy payments that we will be required to make and the effect that these required payments will have on our financial condition. Moreover, the FCC's universal service rules remain subject to judicial appeal and further FCC review. Additional changes to the universal service program could increase our costs.

   On November 1, 1996, the FCC issued an order that required nondominant interexchange carriers, like us, to cease filing tariffs for our domestic interexchange services. The order required mandatory detariffing and gave carriers nine months to withdraw federal tariffs and move to contractual relationships with their customers. This order subsequently was stayed by a federal appeals court, and it is unclear at this time whether the detariffing order will be implemented. In June 1997, the FCC issued another order stating that non-dominant LECs, like us, could withdraw their tariffs for interstate access services provided to long distance carriers. The FCC continues to require that carriers obtain authority to provide service between the United States and foreign points and file tariffs for international service. If the FCC's orders become effective, nondominant interstate services providers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions under which they offer their interstate services. If we cancel our FCC tariffs as a result of the FCC's orders, we will need to implement replacement contracts which could result in substantial administrative expenses.

   In March 1999, the FCC adopted further rules that, while still maintaining mandatory detariffing, nonetheless require long distance carriers to make specific public disclosures on the carriers' Internet websites of their rates, terms and conditions for domestic interstate services. The effective date for these rules is also delayed until a court decision on the appeal of the FCC's detariffing order.

   Recently, the FCC has determined that both dedicated access and dial-up calls from a customer to an Internet service provider ("ISP") are interstate, not local, calls, and, therefore, are subject to the FCC's jurisdiction. The FCC has initiated a proceeding to determine the effect that this regulatory classification will have on the obligation of a LEC to pay reciprocal compensation for dial-up calls to ISPs that originate on one LEC network and terminate on another LEC network. In addition, one RBOC has petitioned the FCC for a ruling that telephone-to-telephone calls made over the Internet are subject to regulation as a telecommunications service under the Communications Act. Although the FCC has suggested that such Internet-based telephone-to-telephone calls may be considered a telecommunications service, it has not reached a final decision on that issue. We cannot predict the effect that the FCC's resolution of these issues will have on our business.

   In August 1997, the FCC issued rules transferring responsibility for administering and assigning local telephone numbers from the RBOCs and a few other LECs to a neutral entity in each geographic region in the United States. In August 1996, the FCC issued new numbering regulations that prohibit states from creating new area codes that could unfairly hinder local exchange carriers by requiring their customers to use 10 digit dialing while existing independent local exchange carrier customers use 7 digit dialing. These regulations also prohibit ILECs which are still administering central office numbers pending selection of the neutral administrator from charging "code opening" fees to competitors unless they charge the same fee to all carriers including themselves. In addition, each carrier is required to contribute to the cost of numbering administration through a formula based on net telecommunications revenues. In July 1996, the FCC released rules requiring all LECs to have the capability to permit both residential and business consumers to retain their telephone numbers when switching from one local service provider to another, known as "number portability."

   A customer's choice of local or long distance telecommunications company is encoded in a customer record, which is used to route the customer's calls so that the customer is served and billed by the desired company. A user may change service providers at any time, but the FCC and some states regulate this process and require that specific procedures be followed. When these procedures are not followed, particularly if the change is unauthorized or fraudulent, the process is known as "slamming." Slamming is such a significant problem that it was addressed in detail by Congress in the Telecommunications Act, by some state legislatures, and by the FCC in recent orders. The FCC has levied substantial fines for slamming. The risk of financial damage and business reputation from slamming is significant. Even one slamming complaint could cause extensive litigation expenses for us. The FCC recently decided to apply its slamming rules (which originally covered only long distance) to local service as well.

State Regulation

   To the extent that we provide telecommunications services which originate and terminate in the same state, we are subject to the jurisdiction of that state's public service commission. As our local service business and product lines expand, we will offer more intrastate service and become increasingly subject to state regulation. The Telecommunications Act maintains the authority of individual state utility commissions to preside over rate and other proceedings, as discussed above, and impose their own regulation of local exchange and interexchange services so long as such regulation is not inconsistent with the requirements of the Telecommunications Act. For instance, states may impose tariff and filing requirements, consumer protection measures and obligations to contribute to universal service, and other funds.

   We are subject to requirements in some states to obtain prior approval for, or notify the state commission of, any transfers of control, sales of assets, corporate reorganizations, issuances of stock or debt instruments and related transactions. Although we believe such authorizations could be obtained in due course, there can be no assurance that the FCC or state commissions would grant CTC authority to complete any of these transactions.

   We have state regulatory authority to provide competitive local exchange services and interexchange services in nine states. We also have state regulatory authority to provide interexchange services in approximately 31 additional states. In some states, in which we have or have had de minimis intrastate interexchange revenues, we have not obtained authorization to provide such interexchange services or have allowed such authorization to lapse. We have either subsequently obtained, or are in the process of applying to obtain, the appropriate authorization in these states.

   The Telecommunications Act generally preempts state statutes and regulations that restrict the provision of competitive local services. States, however, may still restrict competition in some rural areas. As a result of this preemption, we will be free to provide the full range of local, long distance, and data services in any state. While this action greatly increases our potential for growth, it also increases the amount of competition to which we may be subject.

Local Government Regulation

   We may be required to obtain from municipal authorities street opening and construction permits to install our facilities in some cities. In some of the areas where we provide service, we are subject to municipal franchise requirements requiring us to pay license or franchise fees either on a percentage of gross revenue, flat fee or other basis. The Telecommunications Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which we operate or plan to operate or whether it will be implemented without a legal challenge.

Properties

   We are headquartered in leased space in Waltham, Massachusetts. We intend to relocate our headquarters in the spring of 1999 and have entered into a new lease for space at 220 Bear Hill Road in Waltham, Massachusetts. We will continue to occupy the leased space at 360 Second Avenue for other purposes. We also lease one office in California, two in Connecticut, eight in Massachusetts, two in Maine, one in New Hampshire, nine in New York, one in Maryland and one in Vermont. Although we believe that our leased facilities are adequate at this time, we expect to lease a significant number of additional sales facilities in connection with our planned expansion in existing markets and into new markets.

Legal Proceedings

   In December 1997, the Company terminated its agency contract and filed suit against Bell Atlantic for, among other things, breach of contract, including the failure of Bell Atlantic's retail division to pay agency commissions owed to the Company. This litigation was settled on February 24, 1999. Under the terms of the settlement, the Company will receive cash and other consideration. Both parties have agreed to keep the specific terms of the settlement confidential.

   We are otherwise party to suits and regulatory proceedings arising in the normal course of business which we believe are not material individually or in the aggregate.

Employees

   As of April 30, 1999, CTC employed 385 persons. None of our employees are represented by a collective bargaining agreement.

                                   MANAGEMENT

Executive Officers, Directors and Significant Employees

   Our executive officers and directors, and their ages as of May 3, 1999, are as follows:

           Name           Age                Current Office Held
           ----           ---                -------------------
 Robert J. Fabbricatore..  56 Chairman and Chief Executive Officer
 Steven P. Milton........  45 President and Chief Operating Officer
 John D. Pittenger.......  45 Executive Vice President, Chief Financial Officer
                              and Treasurer
 David E. Mahan..........  57 Vice President--Marketing and Strategic Planning
 Michael H. Donnellan....  45 Vice President--Operations
 Thomas Fabbricatore.....  40 Vice President--Marketing
 Anthony D. Vermette.....  38 Vice President--Sales
 Frederick Kunzi.........  47 Vice President and Chief Technology Officer
 Jeffrey C. Lavin........  43 Vice President--Corporate Development
 Katherine D. Courage....  41 Director
 Henry Hermann...........  57 Director
 Kevin J. Maroni.........  36 Director
 J. Richard Murphy.......  54 Director
 Robert A. Nicholson.....  31 Director
 Carl Redfield...........  51 Director
 Richard J. Santagati....  55 Director
 Ralph C. Sillari........  44 Director

   Robert J. Fabbricatore, a founder of CTC and a director since its inception in 1980, became Chairman of the Board of Directors in March 1983 and served as President from October 1993 to August 1995. Robert J. Fabbricatore is the brother of Thomas Fabbricatore, Vice President--Marketing.

   Steven P. Milton has been employed by CTC since 1984 and has served as President and Chief Operating Officer since August 1995. Prior to that, he held various positions within CTC including Branch Manager, District Manager, Regional Manager and Vice President--Sales and Marketing.

   John D. Pittenger has served as Chief Financial Officer since April 14, 1999, as Executive Vice President--Finance and Administration since April 1998 and as Treasurer and Clerk of CTC since August 1989. Mr. Pittenger served as Vice President--Finance from 1991 until April 1998, and as Chief Financial Officer from 1989 to April 1998.

   David E. Mahan joined CTC in October 1995 as Vice President--Marketing and Strategic Planning. Prior to joining CTC, Mr. Mahan held a number of senior management level positions with NYNEX, including Vice President--Sales Channel Management from 1993 to 1995.

   Michael H. Donnellan has been employed by CTC since 1988 in a number of positions. He was named Vice President--Operations in 1995.

   Thomas Fabbricatore joined CTC in 1982. He was named Vice President-- Regulatory and Electronic Media in 1991, and was named Vice President-- Marketing in November 1998. Thomas Fabbricatore is the brother of Robert J. Fabbricatore.

   Anthony D. Vermette has been employed by CTC in a variety of positions since 1987. Mr. Vermette was named Vice President--Sales in 1996.

   Frederick Kunzi joined CTC as a Vice President and Chief Technology Officer in September 1998. Mr. Kunzi has over 25 years experience in information technology. From 1985 to September 1998, he was employed by Digital Equipment Corporation, most recently as Senior Manager, Global Network Services where he was responsible for Digital's worldwide enterprise network infrastructure.

   Jeffrey C. Lavin joined CTC in June 1998 as Vice President--Corporate Development. Mr. Lavin has 19 years of sales and operational management experience in the telecommunications industry. From December 1996 to May 1998, Mr. Lavin was Vice President of Sales, Americas/Asia Pacific for NovaSoft Systems, Inc., a software development corporation. From 1979 to 1996, Mr. Lavin was employed by Comlink Incorporated, a communication network integrator, most recently as Senior Vice President. Following the acquisition of Comlink in 1996 by Williams Communications, Mr. Lavin served as Vice President and General Manager of Network Systems Integration.

   Katherine D. Courage became a director of CTC in April 1999. Ms. Courage is a managing director in the Global Telecommunications and Media Group in the Investment Banking Department of Credit Suisse First Boston, one of the underwriters of this offering. Prior to joining Credit Suisse First Boston in September 1996, Ms. Courage worked at Salomon Brothers Inc for ten years where she was a managing director in the Global Telecommunications Group. Ms. Courage also worked at Merrill Lynch & Co. in the corporate finance department. Ms. Courage currently serves as a director of NorthEast Optic Network, Inc. and Lightpath Technologies, Inc.

   Henry Hermann became a director of CTC in September 1996. Since November 1997, he has operated Hermann Companies, a financial services company. Mr. Hermann is registered as an Investment Advisor with the State of Texas, a Chartered Financial Analyst and, as an independent contractor, offers general securities through SWS Financial. In 1997, he was employed by Kuhns Brothers & Company, Inc., as a principal and Executive Vice President. For the previous nine years, he was employed by WR Lazard, Laidlaw and Luther, Inc., a securities brokerage firm, as Vice President, Securities Analyst and Portfolio Manager. Mr. Hermann has been an NASD Board of Arbitrators Member since 1991.

   Kevin J. Maroni became a director of CTC in April 1998 as one of the two designees of the Series A preferred stockholders. Mr. Maroni is a general partner of Spectrum which he joined in 1994. Spectrum is a leading private equity fund which manages $1 billion of capital for investment in the communications and media industries. Prior to joining Spectrum, he worked at Time Warner Telecommunications and Harvard Management Company. Mr. Maroni is a director of PathNet, Inc., Formus Communications, Inc., WNP Communications, Inc. and American Cellular Corp.

   J. Richard Murphy became a director of CTC in August 1995. Mr. Murphy has been the director of the Corporate Advisory Group of Moody, Cavanaugh and Company, LLP, a North Andover, Massachusetts public accounting firm, since April 1996. Mr. Murphy was an officer, director and principal stockholder from 1990 to 1995 of Arlington Data Corporation, a systems integration company located in Amesbury, Massachusetts; from 1992 to 1996 of Arlington Data Consultants, Inc., a company engaged in the installation and maintenance of computer systems and hardware; and from 1994 to 1996 of Computer Emporium, Inc., a company engaged in processing parking violations for municipalities. In June 1996, Arlington Data Corporation filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

   Robert A. Nicholson is one of the two designees of the Series A preferred stockholders and became a director of CTC in November 1998. Mr. Nicholson joined Spectrum in 1995 as a Vice President and became a partner in July 1998. From 1990 to 1993, Mr. Nicholson was an Associate Consultant and then Consultant at Bain & Company, a leading strategy consulting firm, where he was responsible for strategy and operations projects in the communications industry. Mr. Nicholson currently serves as a Director of Navitar Communications Group, Inc., a Canadian competitive local exchange carrier.

   Carl Redfield became a director of CTC in January 1999. He has been Senior Vice President, Manufacturing and Logistics of Cisco since February 1997. From September 1993 to February 1997 he was Vice President of Manufacturing. Mr. Redfield also is a director of VA Research Inc. and Paragon Electronics Inc.

   Richard J. Santagati became a director of CTC in September 1991. He has been the President of Merrimack College in North Andover, Massachusetts since 1994. From March 1992 to February 1994,

Mr. Santagati was the Chairman of the Board, Chief Executive Officer and President of Artel Communications Corp., a publicly held data communications firm located in Hudson, Massachusetts. Mr. Santagati also serves as a director of Celerity Solutions, Inc., a software company.

   Ralph C. Sillari became a director of CTC in October 1997. Since 1991, Mr. Sillari has been employed by Fleet National Bank where he is currently an Executive Vice President in the Business and Entrepreneurial Services Division.

   We currently have nine members on our board of directors: three Class I Directors (Messrs. Hermann, Sillari and Redfield), three Class II Directors (Messrs. Murphy and Santagati and Ms. Courage) and three Class III Directors (Messrs. Fabbricatore, Maroni and Nicholson). The terms of the Class I, Class II and Class III directors expire upon the election and qualification of their successors at the annual meetings of stockholders held following the end of fiscal years 2001, 1999 and 2000, respectively.

Director Compensation

   Non-employee directors receive an annual retainer of $10,000. On February 17, 1999, we granted Messrs. Sillari, Murphy and Hermann options to purchase 10,000 shares of our common stock. We also granted Messrs. Nicholson, Maroni and Santagati options to purchase 20,000 shares of our common stock. All of the above options were at a purchase price of $10.125 per share. At the same time we granted Robert Fabbricatore options to purchase 50,000 shares of our common stock at a purchase price of $11.1375, 50,000 shares at a purchase price of $15.00 per share and 50,000 shares at a purchase price of $20.00 per share. On January 19, 1999, we granted Mr. Redfield an option to purchase 40,000 shares of our common stock at a purchase price of $11.25 per share. On April 5, 1999, we granted Ms. Courage an option to purchase 40,000 shares of our common stock at a purchase price of $12.375 per share.

Committees of the Board of Directors

   Our board of directors has established an audit committee, a compensation committee and a nominating committee.

   The audit committee consists of Messrs. Murphy and Hermann. The audit committee is responsible for reviewing the internal accounting controls of CTC, meeting and conferring with our independent auditors and reviewing the results of the accountants' auditing engagement.

   The compensation committee consists of Messrs. Maroni, Santagati and Murphy. The compensation committee establishes compensation and benefits for our senior executives. The committee also determines the number and terms of stock options granted to employees, directors and consultants under our stock option plans.

   The nominating committee consists of Messrs. Santagati, Murphy and Sillari. The nominating committee recommends candidates for nomination to the board of directors. The committee also reviews and makes recommendations regarding compensation for non-employee directors.

Voting Agreement

   Pursuant to a voting agreement between Robert J. Fabbricatore and certain of his affiliates and Spectrum, Mr. Fabbricatore and certain of his affiliates agreed to vote at each annual or special meeting at which directors of CTC are to be elected all of the shares of common stock held by them in favor of two persons designated by a majority of the outstanding shares of Series A preferred stock as nominees for directors, subject to certain limitations based on the number of shares of Series A preferred stock outstanding at any time. As of April 27, 1999, Spectrum owned 657,555 of the 666,666 shares, or 98.6%, of the Series A preferred stock outstanding. Kevin J. Maroni and Robert A. Nicholson, partners of Spectrum and designees of the Series A preferred stockholders, are Class III directors of CTC.

Executive Compensation

   The following table provides summary information concerning compensation of our Chief Executive Officer and each of the four other most highly paid executive officers (the "Named Executive Officers") during the fiscal year ended March 31, 1999:

Summary Compensation Table

                                    Annual Compensation    Long Term Compensation
                                    -------------------- ---------------------------
                           Fiscal                          Securities
                         Year Ended             Annual     Underlying    All Other
                         March 31,    Salary     Bonus   Options (#)(1) Compensation
                         ---------- ---------- --------- -------------- ------------
Robert J.
 Fabbricatore,..........    1999    $  240,000 $  78,000    150,000       $20,900(/2/)
 Chairman and Chief         1998       240,000    60,000    150,000        19,550(/2/)
 Executive Officer          1997       240,000    60,000        --         18,075(/2/)
Steven C. Jones,........    1999       150,000    75,000        --          3,375(/3/)
 Executive Vice
  President,                1998        12,500       --     300,000           --
 Chief Financial Officer
  and                       1997           --        --         --            --
 Director of Corporate
  Development(/4/)
Steven P. Milton,.......    1999       150,000    54,500    100,000         5,625(/3/)
 President and Chief        1998       100,000    40,000    150,000         4,200(/3/)
 Operating Officer          1997       100,000    40,000        --          4,075(/3/)

David E. Mahan,.........    1999       110,000    52,000     20,000         4,440(/3/)
 Vice President--           1998       100,000    40,000    260,000         4,075(/3/)
 Marketing and Strategic
  Planning                  1997       100,000    40,000        --          4,075(/3/)

John D. Pittenger,......    1999       100,000    62,000     36,000         4,860(/3/)
 Executive Vice
  President--               1998        90,000    36,000     80,000         3,900(/3/)
 Finance and
  Administration,           1997        86,100    34,000        --          3,437(/3/)
 Treasurer and Clerk

--------
(1) On March 20, 1998 we repriced all previously granted options that had an exercise price in excess of $7.19 per share. The 1998 information includes 75,000, 75,000, 130,000 and 40,000 shares underlying options previously granted to Messrs. Fabbricatore, Milton, Mahan and Pittenger that were canceled as a result of the repricing.
(2) Includes 50% matching contributions in the amounts of $4,800, $4,750 and $4,500 in 1999, 1998 and 1997 to the CTC Communications Corp. 401(k) Savings Plan. Also included is the actuarial benefit on the "split-dollar" life insurance policy for the benefit of Mr. Fabbricatore in the amounts of $16,100, $14,800 and $13,575 in 1999, 1998 and 1997.
(3) Includes 50% matching contributions to the CTC Communications Corp. 401(k) Savings Plan.
(4) Mr. Jones began working for CTC on February 27, 1998 and resigned on April 21, 1999. Does not include $135,879 of severance benefits that we paid to Mr. Jones after March 31, 1999.

Option Grants in Last Fiscal Year

   The following table sets forth the aggregate number of stock options granted to each of the Named Executive Officers during the fiscal year ended March 31, 1999. Options are exercisable for our common stock, par value $.01 per share. No options were granted to Mr. Jones in the last fiscal year.

                                                                         Potential Realizable
                           Number of   Percent of                          Value at Assumed
                          Securities  Total Options                         Annual Rate of
                          Underlying   Granted to   Exercise                  Stock Price
                            Options   Employees in    Price   Expiration   Appreciation for
                          Granted (#)  Fiscal Year  ($/Share)    Date         Option Term
                          ----------- ------------- --------- ---------- ----------------------
                                                                             5%         10%
                                                                         ----------  ----------
Robert J. Fabbricatore..    50,000         4.2%       20.00   2/17/2003    (353,882)   (184,679)
                            50,000         4.2%       15.00   2/17/2003    (103,882)     65,321
                            50,000         4.2%      11.138   2/17/2003      89,243     258,446
Steven P. Milton........    33,000           3%       20.00   2/17/2003    (233,562)   (122,996)
                            33,000           3%       15.00   2/17/2003     (68,562)     43,112
                            34,000           3%      10.125   2/17/2003      95,110     210,168
David E. Mahan..........    20,000           2%      10.125   2/17/2003      55,947     123,628
John D. Pittenger.......    36,000           3%      10.125   2/17/2003     100,705     222,531

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth information concerning the exercise of options by the Named Executive Officers during the fiscal year ended March 31, 1999 and the March 31, 1999 aggregate value of unexercised options held by each of the Named Executive Officers.

                                                    Number of Securities    Value of Unexercised
                                                   Underlying Unexercised   in-the-Money Options
                                                      Options at Fiscal    at Fiscal Year End ($)
                                                       Year-End (#)(1)             (1)(2)
                            Shares                 ----------------------- -----------------------
                          acquired on    Value          Exercisable/            Exercisable/
                          exercise(#) Realized ($)      Unexercisable           Unexercisable
                          ----------- ------------ ----------------------- -----------------------
Robert J. Fabbricatore..      --          --            89,806     168,750     445,384     266,625
Steven C. Jones(/3/)....      --          --           150,000     150,000     796,875     796,875
Steven P. Milton........      --          --            79,750     131,250     501,482     312,019
David E. Mahan..........      --          --           100,000     100,000     605,265     474,645
John D. Pittenger.......      --          --            58,000      57,000     420,096     216,360

--------
(1) All shares and amounts, as necessary, have been adjusted to reflect the 25% common stock dividend effected in March 1995, the three-for-two stock split effected in July 1995 and the two-for-one stock split effected in October 1995.
(2) Assumes a fair market value of the Common Stock at March 31, 1999 of $12.375 per share.
(3) In connection with Mr. Jones resignation in April 1999, we vested an additional 37,500 options and extended the exercise period of his vested options until April 21, 2004.

                             PRINCIPAL STOCKHOLDERS

Common Stock

   The following table sets forth information as of April 27, 1999 with respect to the beneficial ownership of our common stock by:

  . each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

  .  our directors and our Named Executive Officers; and

  .  all executive officers and directors as a group.

   Based on the information furnished by the beneficial owners of the common stock listed below, we believe that each such stockholder exercises sole voting and investment power with respect to the shares beneficially owned.

                                                            Beneficial Ownership
                                                            --------------------
                                                            Before the After the
     Name                                          Number    Offering  Offering
     ----                                         --------- ---------- ---------
Robert J. Fabbricatore(/1/)...................... 2,830,870    27.1%     21.8%
Spectrum Equity Investors II, L.P.(/2/).......... 1,629,292    13.6%     11.3%
Kevin J. Maroni(/2/)(/3/)........................ 1,634,292    13.6%     11.3%
Robert A. Nicholson(/2/)(/4/).................... 1,635,373    13.6%     11.3%
Goldman, Sachs & Co.(/5/)........................   662,600     6.0%      4.9%
Henry Hermann(/6/)...............................   225,755     2.2%      1.8%
Richard J. Santagati(/7/)........................    96,000       *         *
Carl Redfield(/8/)...............................    24,000       *         *
J. Richard Murphy(/9/)...........................    25,167       *         *
Ralph C. Sillari(/10/)...........................     6,334       *         *
Katherine D. Courage(/11/).......................    10,000       *         *
Steven P. Milton(/12/)...........................   480,848     4.6%      3.7%
David E. Mahan(/13/).............................   187,100     1.8%      1.4%
John D. Pittenger(/14/)..........................   263,588     2.5%      2.0%
Steven C. Jones(/15/)............................   237,500     2.3%      1.8%
All directors and executive
 officers as a group (16 persons)(/16/).......... 6,571,082    50.9%     42.6%

--------
* Less than 1%.
 (1) Includes 62,498 shares owned by Mr. Fabbricatore as trustee of a trust for his children and 1,133,239 shares as a general partner of a family partnership; also includes 108,556 shares issuable upon exercise of options exercisable within 60 days of April 27, 1999. Mr. Fabbricatore's address is c/o CTC Communications Corp., 360 Second Avenue, Waltham, Massachusetts 02451.
 (2) Includes 187,066 shares issuable upon the exercise of warrants exercisable within 60 days of April 27, 1999 and 1,442,226 shares issuable upon conversion of Series A preferred stock as of April 27, 1999. As partners of Spectrum Equity Investors II, L.P., Mr. Maroni, Mr. Nicholson, William Collatos and Brion B. Applegate may be deemed to be beneficial owners of the shares owned by Spectrum. The address of Spectrum and its partners is One International Place, 29th Floor, Boston, Massachusetts 02110.
 (3) Includes 5,000 shares issuable to Mr. Maroni upon the exercise of options exercisable within 60 days of April 27, 1999.
 (4) Includes 83 shares issuable to Mr. Nicholson upon the exercise of warrants and 5,000 shares issuable upon the exercise of options exercisable within 60 days of April 27, 1999, and 998 shares issuable upon conversion of Series A preferred stock as of April 27, 1999.
 (5) Consists of 662,600 shares issuable upon exercise of a warrant exercisable within 60 days of April 27, 1999. The address of Goldman, Sachs & Co. is 85 Broad St., New York, NY 10004.

 (6) Includes 9,750 shares held by Mr. Hermann's spouse and 20,167 shares issuable upon the exercise of options exercisable within 60 days of April 27, 1999.
 (7) Includes 21,000 shares issuable to Mr. Santagati upon the exercise of options exercisable within 60 days of April 27, 1999.
 (8) Includes 10,000 shares issuable to Mr. Redfield upon the exercise of options exercisable within 60 days of April 27, 1999.
 (9) Includes 24,167 shares issuable to Mr. Murphy upon the exercise of options exercisable within 60 days of April 27, 1999.
(10) Includes 5,834 shares issuable to Mr. Sillari upon the exercise of options exercisable within 60 days of April 27, 1999.
(11) Consists of 10,000 shares issuable to Ms. Courage upon the exercise of options exercisable within 60 days of April 27, 1999.
(12) Includes 4,500 shares owned by Mr. Milton as trustee of a trust for his children and 89,916 shares issuable upon the exercise of options exercisable within 60 days of April 27, 1999.
(13) Includes 120,000 shares issuable to Mr. Mahan upon the exercise of options exercisable within 60 days of April 27, 1999.
(14) Includes 65,000 shares issuable to Mr. Pittenger upon the exercise of options exercisable within 60 days of April 27, 1999.
(15) Includes 187,500 shares issuable to Mr. Jones upon the exercise of options exercisable within 60 days of April 27, 1999.
(16) Represents directors and executive officers as of April 27, 1999 and includes the shares described in footnotes (1) through (4) and (6) through
     (14) above.

Preferred Stock

   As of April 30, 1999, Spectrum Equity Investors II, L.P., owned 657,555 shares, or 98.6%, of the Series A preferred stock outstanding.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   We lease from a trust, of which Robert J. Fabbricatore, our Chairman and Chief Executive Officer, is a beneficiary, office space in Springfield, Massachusetts. Until March 1, 1999 we also leased from another trust, of which Robert J. Fabbricatore is a beneficiary, office space in southern New Hampshire. Rental payments under the leases totaled approximately $392,000 for the last three fiscal years. We sublease part of our Waltham facility at our cost to Comm-Tract Corp., a company in which Mr. Fabbricatore is a principal stockholder. Sublease income totaled $306,125 for the last three fiscal years. We also contract with Comm-Tract Corp. for the installation of telephone lines and for the service and maintenance of equipment marketed by CTC. During the last three fiscal years, Comm-Tract Corp. provided us with services, inventory and equipment totaling $829,481. We believe that the payments to the trusts and Comm-Tract Corp. are comparable to the costs for such services, inventory and equipment, and for rentals of similar facilities, which we would be required to pay to unaffiliated individuals in arms-length transactions.

   Carl Redfield, one of our directors, is an executive officer of Cisco. We have purchased, and expect to continue purchasing, most of our network equipment from Cisco. Also, we have entered into a vendor facility with Cisco Capital, an affiliate of Cisco. See "Description of Senior Secured Facilities".

   Ralph Sillari, one of our directors, is an Executive Vice President of Fleet National Bank. We have entered into a senior secured credit facility with Fleet National Bank. See "Description of Senior Secured Facilities."

   Katherine D. Courage, one of our directors, is a Managing Director of Credit Suisse First Boston, one of the underwriters of this offering. Ms. Courage is also a director of NEON. We have commitments with NEON for the provision of leased transmission facilities.

                    DESCRIPTION OF SENIOR SECURED FACILITIES

Fleet/Goldman Credit Facility

   As of September 1, 1998, we entered into a senior secured credit facility with Goldman Sachs Credit Partners, L.P., or GSCP, and Fleet National Bank, or Fleet. GSCP and Fleet provided us with a three-year senior secured credit facility consisting of revolving loans in the aggregate amount of up to $75 million. Advances under the facility bear interest at 1.75% over the prime rate. Advances under the facility are secured by a first priority perfected security interest on all of our assets, except that we have the ability to exclude assets we acquire through purchase money financing. In addition, we are required to pay a commitment fee of 0.5% per annum on any unused amounts under the facility. We are also required to pay a monthly line fee of $150,000 per month. In connection with this credit facility we issued to Goldman Sachs & Co. warrants to purchase 662,600 shares of our common stock and to Fleet National Bank warrants to purchase 311,812 shares of our common stock. We may borrow $15 million unconditionally and $60 million based on trailing 120 days accounts receivable collections, reducing to the trailing 90 days of collections by March 31, 2000. If we wish to prepay the loan during the first 18 months we must pay a prepayment penalty of 2% of the aggregate amount of the facility. As of March 31, 1999, we had borrowed $36,100,000 under this credit facility.

   Under this credit facility, we have agreed, among other things, to maintain minimum quarterly net revenues, to achieve minimum EBITDA targets for rolling six-month periods measured at the end of each fiscal quarter and to achieve a minimum quarterly target of provisioned ALEs.

   We have also agreed that we will not, without the prior written consent of the lenders, with various exceptions:

  .  create, incur or assume any secured indebtedness,

  .  create, incur or assume any liens,

  . enter into any merger, consolidation, reorganization, recapitalization or reclassification of our stock,

  .  sell, lease, assign, transfer or otherwise dispose of any of our assets,

  . declare or pay any cash dividends or purchase, acquire or redeem any of our stock,

  . make, acquire or incur any liabilities in connection with the acquisition of any entity or the acquisition of all or substantially all of the assets of any entity,

  . make capital expenditures in excess of $32 million for the period from September 1, 1998 to March 31, 2000 and $87 million for the period from April 1, 2000 through September 1, 2001.

  Events of default under this credit facility include:

  .  failure to make payments on the loan,

  .  failure to observe various covenants,

  .  insolvency proceedings,

  .  the filing of any governmental liens in an amount exceeding $2 million,

  .  the filing of any judgment liens in an amount exceeding $2 million,

  .  default on a material agreement with obligations exceeding $2 million,

  . payment of any subordinated indebtedness, except as specifically permitted,

  . any material misrepresentation or misstatement in any warranty or representation,

  .  the limitation or termination of any guaranty, or

  . the occurrence of a change of control, except in connection with the reorganization.

Cisco Capital Vendor Facility

   On October 14, 1998, we entered into a three-year vendor facility for up to $25 million with Cisco Capital. We have agreed to a three year, $25 million total volume purchase commitment of Cisco equipment and services. Cisco Capital has agreed to advance funds as these purchases occur. We can also use the facility for working capital costs associated with the integration and operation of Cisco solutions and related peripherals.

   Under the terms of the vendor facility and an intercreditor agreement between Cisco Capital and GSCP, we have agreed to give Cisco Capital a senior security interest in all products Cisco provides to us or other products purchased with the proceeds of the first $15 million advanced under the facility and a subordinate security interest in all of our other assets. We are required to repay 5% of the outstanding amount of the first $15 million of indebtedness advanced under the facility at the end of each of the ninth, tenth and eleventh quarterly periods during the term of the facility. We are required to pay interest on funds advanced under the facility at an annual rate of 12.5%. In addition to other amounts, we are also required to pay a commitment fee of .50% per annum on any unused amounts under the facility.

   This vendor facility limits or restricts, except as permitted under our senior secured credit facility and other than other various exceptions, our ability to: merge with or acquire all of the assets of any entity; sell or dispose of assets; purchase or otherwise acquire the capital stock or assets of any person, or extend any credit to any person; declare or pay any cash dividends; or redeem or purchase any capital stock.

   This vendor facility also limits or restricts, among other things, our ability to: incur additional indebtedness; amend, modify or waive some provisions of our senior secured facility; voluntarily repay any subordinated debt; or amend or modify any document or instrument governing subordinated debt. Events of default under the vendor facility include:

  .  failure to make payments on the loan,

  .  any representation or warranty is incorrect when made or deemed made,

  .  failure to perform or observe our covenants,

  .  insolvency proceedings,

  . failure to pay any amounts due or observe any covenants under our senior secured facility or other indebtedness in an amount over $2 million which failure results in the acceleration of such indebtedness,

  . failure to pay under, or be in breach of, any other agreement with Cisco, Cisco Capital, or their subsidiaries,

  . failure of any guarantor to perform or observe any covenant contained in any guaranty,

  .  any event of default in any other loan documents as defined therein,

  . revocation of any consent, authorization or other approval necessary to enable us to borrow under the vendor facility,

  .  the occurrence of a change of control, as defined therein,

  . any payment of indebtedness subordinated to the vendor facility, except as expressly permitted,

  .  the entrance of various judgments against us.

                         HOLDING COMPANY REORGANIZATION

   Shortly after the closing of this offering, we expect to complete a reorganization into a holding company structure. As a result of the reorganization, we will become a wholly owned subsidiary of CTC Communications Group, Inc. CTC Communications Group, Inc. is a Delaware corporation formed by us for this purpose and has no other business. We will complete the merger by causing CTC-Newco, a subsidiary of CTC Communications Group, Inc. organized for this purpose, to merge into us. All of our issued and outstanding common and preferred stock will be converted into the same number of shares of common and preferred stock of CTC Communications Group, Inc. CTC Communications Group, Inc.'s business will initially consist of owning all of our common stock. We will continue to carry on our existing business. Our directors and some executive officers will continue as directors and executive officers of CTC Communications Group, Inc. Following the reorganization, CTC Communications Group, Inc., will pledge our shares to the lenders under the credit facility with GSCP and Fleet.

                          DESCRIPTION OF CAPITAL STOCK

   The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our amended and restated articles of organization, the certificate of designation for the Series A preferred stock, and our amended and restated by-laws.

   The authorized capital stock of the Company consists of 25,000,000 shares of common stock and 1,000,000 shares of preferred stock. The common stock has a par value of $.01 per share and the preferred stock has a par value of $1.00 per share. We have designated 666,666 shares of our preferred stock as Series A convertible preferred stock.

   As of April 30, 1999, there were 10,352,498 shares of our common stock outstanding, and after the offering there will be 12,852,498 shares outstanding. Our common stock was held by 366 stockholders of record. As of April 30, 1999, options to purchase 3,615,809 shares of our common stock were outstanding. As of April 30, 1999 666,666 shares of our Series A preferred stock were outstanding. We also have warrants to purchase common stock outstanding as described below.

Common Stock

   The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. After the payment of any required preferential amounts to the holders of any outstanding preferred stock, holders of common stock are entitled to receive dividends that may be declared by the board of directors. In the event of the liquidation, dissolution or winding up of CTC, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the payment of any required preferential amounts to the holders of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

   Each share of our Series A preferred stock accrues a dividend in an amount equal to an annual rate of 9% of the $18.00 per share purchase price per annum compounding every six months. This dividend is payable upon redemption, liquidation or conversion of the Series A preferred stock. The holders of a majority of the Series A preferred stock may elect to cause us to redeem the Series A preferred stock after April 9, 2003. Upon any liquidation, dissolution or winding up of CTC, holders of the Series A preferred stock will be entitled to receive the payment of a preferential amount, before any distribution or payment is made with respect to any junior class of our capital stock. The preference amount payable for each share of our Series A preferred stock will be an amount in cash equal to the greater of: the purchase price plus all accrued dividends through the date of payment, or the purchase price plus all accrued dividends plus an acceleration of the dividend due through April 9, 2003. Prior to any liquidation, dissolution or winding up of CTC, the Series A preferred stock will automatically convert into common stock if the liquidation amount is less than the amount the holder of Series A preferred stock would have received had the holder converted to common stock.

   The Series A preferred stock can be converted into common stock. In addition, we have the right to convert the Series A preferred stock under some circumstances. On the date of issuance, the 666,666 shares of Series A preferred stock were convertible into 1,333,333 shares of our common stock. The number of shares of common stock into which the Series A preferred stock can be converted increases by an amount equal to the accrued dividend divided by $9.00. The number of shares of common stock also adjusts on some issuances of common stock, or securities convertible into or exercisable for common stock, that would dilute the economic interest of the holders of the Series A preferred stock. Holders of the Series A preferred stock are entitled to a number of votes equal to the lesser of (1) the whole number of shares of common stock they would receive if they converted their Series A preferred stock plus the number of warrants they hold that were issued with the preferred stock and
(2) the number of shares of Series A preferred stock they hold multiplied by
2.476. Except
as required by law or the certificate of designation, the holders of Series A preferred stock vote with the holders of the common stock as a single class.

   Our board of directors may issue the 333,334 shares of authorized but unissued preferred stock from time to time in one or more series. The rights, preferences, privileges and restrictions of the different series may be determined by our board of directors without any further vote or action by the stockholders. Accordingly, our board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control.

Warrants

   In connection with the issuance of the Series A preferred stock we issued warrants to purchase an aggregate of 133,333 shares of common stock. As of April 30, 1999, we also had outstanding other warrants to purchase an aggregate of 1,154,738 shares of common stock at exercise prices from $6.75 to $11.8125 per share.

Registration Rights

   Under the terms of a registration rights agreement with the purchasers of the Series A preferred stock, those purchasers can request that we register their sale of the shares of common stock issuable upon exercise of the warrants or upon conversion of the Series A preferred stock under the Securities Act. Toronto Dominion, Relational Funding Corporation, GSCP and Fleet have similar registration rights under the terms of warrants we issued to them.

Certain Provisions of our Charter and Bylaws

   Our charter and bylaws may prevent, discourage or delay any change in the control of CTC and may make it more difficult to remove our board and management. Our board has the authority to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of CTC. Our bylaws provide for three classes of directors serving for staggered three-year terms. Our directors can be removed only for cause and only by either a vote of not less than a majority of the total number of votes of our outstanding capital stock entitled to elect directors, or by the vote of a majority of the directors. These provisions could also impede the success of any attempt to acquire control of CTC.

   Our bylaws establish procedures for stockholders to nominate directors or bring other matters to a vote by our stockholders at a meeting, including advance notice procedures. In general, we must receive notice at least 60 and no more than 90 days prior to the meeting. This notice must contain specified information concerning the stockholder submitting the proposal. Such procedures also authorize regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings. These provisions can be amended only by a majority of the directors or by a majority of votes of our outstanding capital stock at a meeting held for the purpose of considering the amendment. The provisions could make it more difficult for a third party to acquire control of our board. In addition, these provisions could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock and may make more difficult or discourage a takeover of CTC.

Massachusetts Anti-Takeover Laws

   We are subject to the Massachusetts Business Combination Statute. This statute prohibits a publicly-held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless:

  . prior to such time, the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 90% of the outstanding voting stock (excluding shares held by persons who are both directors and officers of the corporation and employee stock plans), or

  . on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   A "business combination" generally includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates, owns, or within three years, owned, 5% or more of the corporation's voting stock.

   Our bylaws provide that Chapter 110D of the Massachusetts General Laws does not apply to us. However, our board may in the future amend the bylaws to become subject to the statute. In general, if Chapter 110D were applicable to us, any person or entity that acquired 20% or more of our outstanding voting stock could not vote that stock unless authorized by our other stockholders.

   Our board is permitted under Massachusetts law to consider noneconomic factors, such as employee welfare, suppliers, creditors, customers, the economy of the state, region and nation, community and societal consideration and long-term and short-term corporate and stockholder interests when considering business combinations as defined in the Business Combination Statute.

Limitation of Liability of Directors and Indemnification of Directors and Officers

   Our charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper benefit. Our bylaws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers.

Transfer Agent and Registrar

   Boston EquiServe L.P. is the transfer agent and registrar for the common stock.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated      , 1999, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation and Lehman Brothers Inc. are acting as representatives, the following respective numbers of shares of common stock:

                           Underwriters                         Number of Shares
                           ------------                         ----------------
   Credit Suisse First Boston Corporation......................
   Lehman Brothers Inc.........................................
                                                                   ---------
     Total.....................................................    2,500,000
                                                                   =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of the common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 375,000 additional shares at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation that we will pay the underwriters and the expenses we will pay:

                                                              Total
                                                  -----------------------------
                                                     Without          With
                                        Per Share Over-Allotment Over-Allotment
                                        --------- -------------- --------------
Underwriting discounts and commissions
 paid by us...........................    $            $              $
Expenses payable by us................    $            $              $

   We, our officers and directors and certain other stockholders have agreed that we will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus with various exceptions.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

  . In "passive" market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

   These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discounted at any time.

   Katherine D. Courage, a Managing Director of Credit Suisse First Boston Corporation, is one of our directors.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the common stock are effected. Accordingly, any resale of common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from CTC. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for CTC by Ropes & Gray, Boston, Massachusetts, and for the underwriters by Latham & Watkins, Washington, D.C.

                                    EXPERTS

   The financial statements of CTC at March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about CTC and the common stock offered under this prospectus, you should review the registration statement and the exhibits and schedules filed as a part of the registration statement. Descriptions of contracts or other documents referred to in this prospectus are not necessarily complete. If the contract or other document is filed as an exhibit to the registration statement, you should review that contract or document. You should be aware that when we discuss these contracts or documents in the prospectus we are assuming that you will read the exhibits to the registration statement for a more complete understanding of the contract or documents.

   We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following regional offices of the Securities and Exchange Commission: 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Securities and Exchange Commission's home page on the internet at http://www.sec.gov.

                            CTC COMMUNICATIONS CORP.

                         INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements
Report of Independent Auditors...........................................   F-2
Balance Sheets as of March 31, 1998 and 1997.............................   F-3
Statements of Operations for the years ended March 31, 1998, 1997 and
 1996....................................................................   F-4
Statements of Stockholders' Equity for the years ended March 31, 1998,
 1997 and 1996...........................................................   F-5
Statements of Cash Flows for the years ended March 31, 1998, 1997 and
 1996....................................................................   F-6
Notes to Financial Statements............................................   F-7
Unaudited Financial Statements
Condensed Balance Sheets as of December 31, 1998 and March 31, 1998......  F-22
Condensed Statements of Operations for the nine months ended December 31,
 1998 and 1997...........................................................  F-23
Condensed Statements of Cash Flows for the nine months ended December 31,
 1998 and 1997...........................................................  F-24
Notes to Condensed Financial Statements..................................  F-25

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
CTC Communications Corp.

   We have audited the accompanying balance sheets of CTC Communications Corp., as of March 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CTC Communications Corp. at March 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Boston, Massachusetts
May 28, 1998, except for
Note 1, as to which the
date is July 15, 1998

                            CTC COMMUNICATIONS CORP.

                                 BALANCE SHEETS

                                                             March 31
                                                      ------------------------
                                                         1998         1997
                                                      -----------  -----------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................... $ 2,167,930  $ 6,405,670
  Accounts receivable, less allowance for doubtful
   accounts of $492,000 in 1998 and $377,000 in
   1997..............................................  17,288,183   10,904,820
  Prepaid expenses and other current assets..........     791,736      447,441
  Amounts due from officers and employees............      84,754       46,112
  Income tax receivable..............................   2,152,579
                                                      -----------  -----------
    Total current assets.............................  22,485,182   17,804,043
EQUIPMENT:
  Equipment..........................................  13,376,970    7,268,372
  Accumulated depreciation...........................  (6,837,683)  (5,565,650)
                                                      -----------  -----------
                                                        6,539,287    1,702,722
Deferred income taxes................................   1,834,000      566,000
Other assets.........................................     108,885      113,685
                                                      -----------  -----------
                                                      $30,967,354  $20,186,450
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.............. $ 8,958,476  $ 3,238,416
  Accrued income taxes...............................                  225,948
  Accrued salaries and related taxes.................     756,159    2,423,825
  Deferred revenue...................................                    6,588
  Current portion of obligations under capital
   leases............................................     231,796
  Current portion of note payable to bank............   1,196,400
                                                      -----------  -----------
    Total current liabilities........................  11,142,831    5,894,777
Obligations under capital leases, net of current
 portion.............................................   1,114,277
Note payable to bank, net of current portion.........   7,130,671
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Series Preferred Stock--par value $1.00 per share;
   authorized 1,000,000 shares, none outstanding.....
  Common Stock, par value $.01 per share; authorized
   25,000,000 shares, issued 9,980,661 and 9,629,407
   shares in 1998 and 1997, respectively.............      99,806       96,294
  Additional paid-in capital.........................   5,245,704    4,758,454
  Deferred compensation..............................    (318,410)
  Retained earnings..................................   6,688,300    9,572,750
                                                      -----------  -----------
                                                       11,715,400   14,427,498
  Amounts due from stockholders......................    (135,825)    (135,825)
                                                      -----------  -----------
                                                       11,579,575   14,291,673
                                                      -----------  -----------
                                                      $30,967,354  $20,186,450
                                                      ===========  ===========

                            See accompanying notes.

                            CTC COMMUNICATIONS CORP.

                            STATEMENTS OF OPERATIONS

                                                Year Ended March 31
                                        --------------------------------------
                                            1998         1997         1996
                                        ------------  -----------  -----------
REVENUES:
  Agency..............................  $ 24,775,420  $29,195,261  $25,492,511
  Telecommunications..................    16,171,716   11,094,838    5,383,414
                                        ------------  -----------  -----------
                                          40,947,136   40,290,099   30,875,925
COSTS AND EXPENSES:
  Cost of telecommunications
   revenues...........................    14,038,565    8,709,122    4,241,575
  Selling, general and administrative
   expenses...........................    31,491,963   23,819,714   20,009,432
                                        ------------  -----------  -----------
                                          45,530,528   32,528,836   24,251,007
                                        ------------  -----------  -----------
Income (loss) from operations.........    (4,583,392)   7,761,263    6,624,918
OTHER:
  Interest income.....................       145,012      201,369      195,979
  Interest expense....................      (106,465)     (17,753)        (604)
  Other...............................       174,395       15,052        9,631
                                        ------------  -----------  -----------
                                             212,942      198,668      205,006
                                        ------------  -----------  -----------
Earnings (loss) before income taxes...    (4,370,450)   7,959,931    6,829,924
Provision (benefit) for income taxes..    (1,486,000)   3,277,000    2,736,000
                                        ------------  -----------  -----------
Net income (loss).....................  $(2,884,450)  $ 4,682,931  $ 4,093,924
                                        ============  ===========  ===========
EARNINGS (LOSS) PER COMMON SHARE:
  Basic...............................  $      (0.29) $      0.49  $      0.43
                                        ============  ===========  ===========
  Diluted.............................  $      (0.29) $      0.43  $      0.38
                                        ============  ===========  ===========
SHARES USED IN COMPUTING EARNINGS
 (LOSS) PER COMMON SHARE:
  Basic...............................     9,886,000    9,600,000    9,446,000
                                        ============  ===========  ===========
  Diluted.............................     9,886,000   10,773,000   10,712,000
                                        ============  ===========  ===========

                            See accompanying notes.

                            CTC COMMUNICATIONS CORP.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                            Common Stock      Additional                                         Amounts
                         --------------------  Paid-In      Deferred    Retained    Treasury     Due From
                          Shares    Par Value  Capital    Compensation  Earnings      Stock    Stockholders    Total
                         ---------  --------- ----------  ------------ -----------  ---------  ------------ -----------
Balance at March 31,
 1995................... 3,124,437   $31,244  $4,871,302               $   796,734  $ (13,860)  $(159,825)  $ 5,525,595
 Issuance of stock
  pursuant to employee
  stock purchase plan...     9,082        91      58,153                                                         58,244
 Exercise of employee
  stock options.........   197,143     1,971     121,053                                                        123,024
 Acquisition of treasury
  stock.................                                                             (329,125)                 (329,125)
 Retirement of treasury
  stock.................   (25,454)     (254)   (342,731)                             342,985
 Settlement of amounts
  due from
  stockholders..........                                                                           24,000        24,000
 Issuance of stock upon
  3 for 2 stock split... 1,560,742    15,607     (15,607)                     (839)                                (839)
 Issuance of stock upon
  2 for 1 stock split... 4,718,172    47,182     (47,182)
 Net income.............                                                 4,093,924                            4,093,924
                         ---------   -------  ----------   ---------   -----------  ---------   ---------   -----------
Balance at March 31,
 1996................... 9,584,122    95,841   4,644,988                 4,889,819          0    (135,825)    9,494,823
 Issuance of stock
  pursuant to employee
  stock purchase plan...     8,714        87      70,088                                                         70,175
 Exercise of employee
  stock options.........    36,571       366      43,378                                                         43,744
 Net income.............                                                 4,682,931                            4,682,931
                         ---------   -------  ----------   ---------   -----------  ---------   ---------   -----------
Balance at March 31,
 1997................... 9,629,407    96,294   4,758,454                 9,572,750          0    (135,825)   14,291,673
 Issuance of stock
  pursuant to employee
  stock purchase plan...     9,844        98      71,662                                                         71,760
 Exercise of employee
  stock options.........   376,387     3,764     347,222                                                        350,986
 Acquisition of treasury
  stock.................                                                             (271,072)                 (271,072)
 Retirement of treasury
  stock.................   (34,977)     (350)   (270,722)                             271,072
 Deferred compensation..                         339,088   $(318,410)                                            20,678
 Net loss...............                                                (2,884,450)                          (2,884,450)
                         ---------   -------  ----------   ---------   -----------  ---------   ---------   -----------
Balance at March 31,
 1998................... 9,980,661   $99,806  $5,245,704   $(318,410)  $ 6,688,300          0   $(135,825)  $11,579,575
                         =========   =======  ==========   =========   ===========  =========   =========   ===========

                            See accompanying notes.

                            CTC COMMUNICATIONS CORP.

                            STATEMENTS OF CASH FLOWS

                                                   Year Ended March 31
                                           -------------------------------------
                                              1998         1997         1996
                                           -----------  -----------  -----------
OPERATING ACTIVITIES
  Net income (loss)......................  $(2,884,450) $ 4,682,931  $ 4,093,924
  Adjustments to reconcile net income
   (loss) to net cash provided by (used
   in) operating activities:
    Depreciation and amortization........    1,417,866      742,895      660,338
    Provision for doubtful accounts......    1,421,000      316,669       61,763
    Deferred income taxes................   (1,268,000)    (289,000)    (124,000)
    Stock compensation expense...........       20,678
    Gain on sale of fixed asset..........     (143,333)
    Changes in operating assets and
     liabilities:
      Accounts receivable................   (7,804,363)  (4,664,260)  (2,979,772)
      Other current assets...............     (382,937)    (123,789)    (231,642)
      Income tax receivable..............   (2,152,579)      21,125      (21,125)
      Other assets.......................        4,800        4,800      (90,200)
      Accounts payable, accrued expenses,
       accrued salaries and related
       taxes.............................    4,052,394    2,657,149    1,103,061
      Accrued income taxes...............     (225,948)     225,948     (281,569)
      Deferred revenue and other.........       (6,588)      (2,714)       1,128
                                           -----------  -----------  -----------
        Net cash provided by (used in)
         operating activities............   (7,951,460)   3,571,754    2,191,906
INVESTING ACTIVITY
  Additions to equipment, net............   (4,765,025)  (1,221,879)    (759,204)
                                           -----------  -----------  -----------
  Net cash used in investing activity....   (4,765,025)  (1,221,879)    (759,204)
FINANCING ACTIVITIES
Proceeds from issuance of common stock...      151,674      113,919      119,467
Borrowings under note payable to bank,
 net of repayments.......................    8,327,071
Cash paid for fractional shares in
 connection with stock splits............                                   (839)
                                           -----------  -----------  -----------
Net cash provided by financing
 activities..............................    8,478,745      113,919      118,628
                                           -----------  -----------  -----------
Increase (decrease) in cash and cash
 equivalents.............................   (4,237,740)   2,463,794    1,551,330
Cash and cash equivalents at beginning of
 year....................................    6,405,670    3,941,876    2,390,546
                                           -----------  -----------  -----------
Cash and cash equivalents at end of
 year....................................  $ 2,167,930  $ 6,405,670  $ 3,941,876
                                           ===========  ===========  ===========

                            See accompanying notes.

                            CTC COMMUNICATIONS CORP.

                         NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

   CTC Communications Corp. (the Company) is an integrated communications provider (ICP), which offers local, long distance, Internet access, Frame Relay and other data services under its own brand name on a single integrated bill. The Company serves small to medium-sized business customers in seven Northeastern states. Prior to becoming an ICP in January 1998, the Company was a sales agent for Bell Atlantic Corp. (Bell Atlantic) and other telecommunications providers selling local telecommunications services as an agent since 1984. The Company has also offered long distance and data services under its own brand name since 1994. In late 1998, the Company plans to begin deploying a data-centric network in its existing markets.

   The Company has obtained a commitment for an interim credit facility (the Interim Facility) from its current lender. The Interim Facility, which would mature on June 30, 1999, would provide secured revolving loans of up to $20 million to refinance the Company's existing credit facility (the Credit Facility), to fund capital expenditures and significant operating losses expected to be incurred in connection with the Company's transition to an ICP strategy and for general corporate purposes. The commitment, which is subject to certain conditions, extends to September 30, 1998. To satisfy one of those conditions, the Company has received a commitment from Spectrum Equity Investors, II, L.P. ("Spectrum") to purchase $5 million of Preferred Stock which extends until June 30, 1999 (the Interim Spectrum Financing). The Company believes that the Interim Facility and the Interim Spectrum Financing, if required, together with cash on hand would be sufficient to refinance the Credit Facility and to fund the Company's existing operations for at least the next 12 months. However, CTC would be required to delay its proposed geographic expansion and deployment of facilities or to obtain additional financing within the next 6 months.

   The implementation of the Company's business plan to further penetrate its existing markets as an ICP, deploy the ICN in its existing markets, expand its sales presence into six additional states in the Boston-Washington DC corridor and enhance the CTC Information System and the repayment of the Credit Facility will require the Company to raise significant capital. The Company has been seeking and is actively engaged in the negotiation of commitments with alternative sources of long-term financing to fund its business plans. Although the Company is highly optimistic that it will be successful in obtaining such financing based upon its negotiations, there can be no assurance that the Company will be able to consummate financing in the amount, on the terms and on the schedule required to implement the Company's business plan, if at all.

   Agency revenues derived from commissions received from Bell Atlantic represented 48%, 63% and 69% of the Company's total revenues in 1998, 1997 and 1996, respectively. Accounts receivable from Bell Atlantic amounted to 63% and 70% of total accounts receivable at March 31, 1998 and 1997, respectively. See
Note 2.

 Cash and Cash Equivalents

   The Company considers highly liquid investments with maturities of less than three months at the date of acquisition as cash equivalents.

 Equipment

   Equipment is stated on the basis of cost. Depreciation, including amortization of capitalized leases, is computed using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

                            CTC COMMUNICATIONS CORP.

 Revenue Recognition

   Telecommunications revenues are recognized as the usage accrues on the network. Agency revenues are recognized when ordered and, if commissions are based on usage, revenues are recognized as earned. Provisions for cancellations are made at the time revenue is recognized and actual experience, prior to the developments described in Note 2, has consistently been within management's estimates.

 Income Taxes

   The Company provides for income taxes under the liability method prescribed by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recognized for the future tax consequences of differences between the tax and financial accounting bases of assets and liabilities at each year end. Deferred income taxes are based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Accounting Pronouncements

   In 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. Both SFAS 130 and SFAS 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that the adoption of these new accounting standards will not have a material impact on the Company's financial statements.

 Earnings Per Share

   In 1997, the FASB issued SFAS No. 128, Earnings per Share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements.

 Risks and Uncertainties

  Concentration of Credit Risk

   Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents and trade receivables. The carrying amount of cash and cash equivalents approximates fair value due to the short maturity of these instruments.

  Significant Estimates and Assumptions

   The financial statements have been prepared in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management affect the Company's provision for doubtful accounts, cancellation of orders and certain accrued expenses. Actual results could differ from those estimates.

                            CTC COMMUNICATIONS CORP.

 Accounting for Stock Issued to Employees

   The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair market value of the shares at the date of the grant (110% of the fair market value for owners of 20% or more of the Company's Common Stock). The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB
25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

2. BELL ATLANTIC LITIGATION

   In December 1997, the Company terminated its agency contract and filed suit against Bell Atlantic for breaches of contract, including the failure of Bell Atlantic's retail division to pay $14 million in agency commissions (approximately $12 million at March 31, 1998) owed to the Company. The Company also asserted violations by Bell Atlantic of antitrust laws and the Telecommunications Act. The Company intends to pursue this suit vigorously. Although the Company believes the collection of the agency commissions sought in the suit is probable, there can be no assurance that the Company will be successful in collecting those commissions. If the Company fails to collect any of the agency commissions sought or if their collection becomes less than probable, the Company would be required to write off the amounts reflected in its financial statements that it is unable to collect or for which collection becomes less than probable. Delay in collection of, or the write-off of, the agency commissions sought may adversely affect the Company.

3. RELATED-PARTY TRANSACTIONS

   The installation of telephone systems is generally subcontracted to a company controlled by the Chairman of the Company. Amounts paid to this subcontractor which are based on fair market value amounted to $1,723, $28,217 and $1,089 in 1998, 1997 and 1996, respectively. Additionally, inventory and equipment purchased from this subcontractor at fair market value amounted to $231,052, $68,973 and $39,791 in 1998, 1997 and 1996, respectively.

   The Company leases office space from trusts in which the Chairman is a beneficiary. Rent expense for these facilities aggregated $132,656, $132,656 and $133,949 in 1998, 1997 and 1996, respectively. These office space leases expire in fiscal 1998.

   The Company subleases a part of its corporate facility to a company controlled by the Chairman of the Company. Terms of the sublease are identical with those included in the Company's lease. Sublease income totaled $119,416, $80,416 and $73,417 in 1998, 1997 and 1996, respectively.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following:

                                                                March 31
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
   Trade accounts payable................................ $5,778,048 $2,015,409
     Accrued cost of telecommunications revenue..........    888,031    790,039
     Bell Atlantic litigation............................  1,200,000
     Other...............................................  1,092,397    432,968
                                                          ---------- ----------
                                                          $8,958,476 $3,238,416
                                                          ========== ==========

                            CTC COMMUNICATIONS CORP.

5. NOTE PAYABLE TO BANK

   In November 1997, the Company replaced its existing $5,000,000 revolving line of credit agreement with a bank credit facility consisting of $15,000,000 revolving line of credit, a $5,000,000 equipment line of credit, and a $5,000,000 working capital line of credit. The revolving line of credit bears interest at Libor plus 1.5% to 3.00%, or prime rate plus up to 0.5%, depending on certain coverage ratios of the Company and expires in September, 2000. The equipment and working capital lines of credit bear interest at Libor plus 1.75% to 3.25%, or prime rate plus up to 1%, depending on certain leverage ratios of the Company and expire in September 2000. At March 31, 1998, $1,339,000 and $4,018,000 was available for borrowing under the revolving line of credit, and the equipment line of credit, respectively, and no amounts were available for borrowing under the working capital line of credit.

   As of March 31, 1998, the Company was not in compliance with certain covenants under its bank credit facility as a result of the Company's fourth quarter net loss of approximately $6 million. The bank has waived such covenant noncompliance under the Facility until September 30, 1998. See Note 1.

   Note payable to bank consisted of the following at March 31, 1998:

   Revolving line of credit due September 1, 2000.................   $2,345,071
     Equipment line of credit due in annual principal installments
      of $196,400 through January 2003 (7.44% at March 31, 1998)..      982,000
     Working capital line of credit due in annual principal
      payments of $1,000,000 through March 2003 (7.44% at March
      31, 1998)...................................................    5,000,000
                                                                    -----------
                                                                      8,327,071
     Less: current portion........................................   (1,196,400)
                                                                    -----------
                                                                    $ 7,130,671
                                                                    ===========

   Maturities of long-term debt are the following at March 31:

     1999............................................................ $1,196,400
     2000............................................................  1,196,400
     2001............................................................  3,541,471
     2002............................................................  1,196,400
     2003............................................................  1,196,400

   The bank has a security interest in and lien on all of the tangible and intangible personal property and fixtures of the Company, including all accounts receivable and equipment.

                            CTC COMMUNICATIONS CORP.

6. LEASES

   The Company leases office facilities under long-term lease agreements classified as operating leases. The following is a schedule of future minimum lease payments, net of sublease income, for operating leases as of March 31, 1998:

                                               Operating  Sublease
                                                 Leases    Income       Net
                                               ---------- ---------  ----------
   Year ending March 31:
    1999...................................... $1,399,383 $(107,766) $1,291,617
    2000......................................  1,098,624  (109,898)    988,726
    2001......................................  1,010,819  (111,420)    899,399
    2002......................................    937,665  (111,420)    826,245
    2003......................................    671,930  (111,420)    560,510
                                               ---------- ---------  ----------
   Net future minimum lease payments.......... $5,118,421 $(551,924) $4,566,497
                                               ========== =========  ==========

   Rental expense for operating leases amounted to $1,121,916, $1,001,919 and $673,321 in 1998, 1997 and 1996, respectively. Sublease income amounted to $119,416, $90,016 and $82,217 in 1998, 1997 and 1996, respectively.

   The Company leases equipment under capital leases. At March 31, 1998, the Company has capitalized leased equipment totaling $1,346,073 with related accumulated amortization of $134,607. The following is a schedule by year of future minimum lease payments due under capital leases, together with the present value of the minimum lease payments as of March 31, 1998:

   Year ending March 31:
    1999............................................................ $  300,308
    2000............................................................    300,308
    2001............................................................    300,308
    2002............................................................    300,308
    2003............................................................    300,308
    Thereafter......................................................     25,026
                                                                     ----------
                                                                      1,526,566
   Less amount representing interest................................   (180,493)
                                                                     ----------
   Present value of minimum lease payments..........................  1,346,073
   Less current portion of obligations under capital leases.........   (231,796)
                                                                     ----------
   Obligations under capital leases................................. $1,114,277
                                                                     ==========

7. TELECOMMUNICATIONS AGREEMENTS

   On January 15, 1996, the Company entered into a four-year nonexclusive agreement with a long-distance service provider for the right to provide long distance service to its customers at prices affected by volume attainment levels during the term of the agreement. The Company is not obligated to purchase any minimum levels of usage over the term of the agreement, but rates may be adjusted due to the failure of achieving certain volume commitments. These provisions had no effect on the financial statements for the years ended March 31, 1998, 1997 and 1996.

                            CTC COMMUNICATIONS CORP.

   On October 20, 1994, the Company entered into a three-year non-exclusive agreement with a long-distance service provider for the right to provide long distance service to its customers at fixed prices by service during the term of the agreement. On October 11, 1996, the Company entered into an amendment to the agreement which extended the term of the agreement by five years from the date of the amendment. Over such extension period, the Company shall be liable for a minimum aggregate usage commitment of $25 million. Furthermore, the rates set forth under the aforementioned amendment may be adjusted due to the failure of meeting certain periodic volume commitments. Due to existing and expected usage, these provisions had no effect on the financial statements for the years ended March 31, 1998 and 1997.

   Prior to the execution of the agreements described above, and through March 31, 1998, the Company also provided long distance service to customers under an informal non-exclusive arrangement with another long distance service provider. The Company is not obligated to purchase any minimum level of usage on the network, and there are no other performance obligations.

8. STOCKHOLDERS' EQUITY

 Common Stock

   On July 13, 1995, the Board of Directors declared a 3 for 2 stock split in the form of a dividend payable to shareholders of record on July 25, 1995. A total of 1,560,742 shares of common stock were issued and $839 in cash was paid for fractional share amounts.

   On October 10, 1995, the Board of Directors declared a 2 for 1 stock split in the form of a dividend payable to shareholders of record on October 23, 1995. A total of 4,718,172 shares of common stock were issued.

 Preferred Stock

   The dividends, liquidation preference, voting rights and other rights of each series of preferred stock, when issued, are to be designated by the Board of Directors prior to issuance.

9. BENEFIT PLANS

 Defined Contribution Plan

   The Company maintains a defined contribution plan (401(k) plan) covering all employees who meet certain eligibility requirements. Participants may make contributions to the plan up to 15% of their compensation (as defined) up to the maximum established by law. The Company may make a matching contribution of an amount to be determined by the Board of Directors, but subject to a maximum of 6% of compensation contributed by each participant. Company contributions vest ratably over three years. Company contributions to the plan were $310,788, $230,079 and $210,063 in 1998, 1997 and 1996, respectively. Administrative costs paid by the Company were $5,960, $1,275 and $7,982 in 1998, 1997 and 1996, respectively.

 Employee Stock Purchase Plan

   The Company has an employee stock purchase plan (the ESPP) which enables participating employees to purchase Company shares at 85% of the lower of the market prices prevailing on the valuation dates as defined in the ESPP. Individuals can contribute up to 5% of their base salary. The Company made no contributions to the ESPP during the three years in the period ended March 31, 1998. Indicated below is a summary of shares

                            CTC COMMUNICATIONS CORP.

of common stock purchased by the ESPP. All share and per share amounts indicated below have been presented to reflect the stock dividend and stock splits described above.

   In July 1997 and February 1998, the ESPP purchased 5,438 shares at $6.48 per share and 4,406 shares at $8.29 per share, respectively.

   In July 1996 and February 1997, the ESPP purchased 2,998 shares at $11.05 per share and 5,716 shares at $6.48 per share, respectively.

   In July 1995 and January 1996, the ESPP purchased 7,011 shares at $3.26 per share and 2,345 shares at $11.05 per share, respectively.

 Stock Option Plans

   Under the terms of its 1993 Stock Option Plan and 1996 Stock Option Plan (collectively, the Plans), the Company may grant stock options for the purchase of Common Stock to all employees, directors and consultants. The Plans generally provide that the exercise price for an incentive stock option (which may only be granted to employees) will be fixed by a committee of the Board of Directors but will not be less than 100% (110% for 10% stockholders) of the fair market value per share on the date of grant. Nonqualified options may also be granted under the Plans to directors, employees and consultants. Nonqualified options under the 1993 Plan may be granted at an exercise price of no less than 85% (110% for 10% stockholders) of the fair market value per share on the date of grant and under the 1996 Plan may be granted with an exercise price less than, equal to or greater than the fair market value per share on the date of the grant. No options have a term of more than ten years and options to 10% stockholders may not have a term of more than five years.

   In the event of termination of employment, other than by reason of death, disability or with the written consent of the Company, all options granted to employees are terminated. Vesting is determined by the Board of Directors.

   On March 20, 1998, the Board of Directors approved the repricing of 1,175,500 options with a new exercise price of $7.19 ($7.91 for 10% stockholders).

 Stock-Based Compensation

   Pro forma information regarding net income (loss) and earnings (loss) per common share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options and shares issued pursuant to the ESPP under the fair value method of that Statement. The fair value for these options and shares issued pursuant to the ESPP were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                           Options               ESPP
                                      -------------------  -------------------
                                      1998   1997   1996   1998   1997   1996
                                      -----  -----  -----  -----  -----  -----
   Expected life (years).............  2.96   3.98   3.49   0.50   0.50   0.50
   Interest rate.....................  5.93%  6.28%  6.12%  5.43%   5.4%  6.48%
   Volatility........................ 85.14  87.88  87.88  64.67  93.03  80.93
   Dividend yield....................  0.00   0.00   0.00   0.00   0.00   0.00

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the

                            CTC COMMUNICATIONS CORP.

Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income (loss) and earnings (loss) per common share are as follows:

                                               1998         1997       1996
                                            -----------  ---------- ----------
   Pro forma net income (loss)............. $(4,973,000) $4,094,000 $3,550,000
   Pro forma earnings (loss) per common
    share.................................. $     (0.50) $     0.39 $     0.34

   The effects on 1996, 1997 and 1998 pro forma net income (loss) and earnings
(loss) per common share of expensing the estimated fair value of stock options and shares issued pursuant to the ESPP are not necessarily representative of the effects on reporting the results of operations for future years as the periods presented include only one, two and three years of option grants under the Company's plans.

   A summary of the Company's stock option activity, and related information for the years ended March 31 follows:

                                     1998                 1997                 1996
                             --------------------- -------------------- --------------------
                                         Weighted-            Weighted-            Weighted-
                                          Average              Average              Average
                                         Exercise             Exercise             Exercise
                              Options      Price    Options     Price    Options     Price
                             ----------  --------- ---------  --------- ---------  ---------
   Outstanding at beginning
    of year................   1,953,112   $4.3651  1,995,878    $4.01   1,526,850    $1.45
     Options granted.......   2,791,000    7.1249    280,539     9.67   1,000,250     8.06
     Options terminated....  (1,402,718)   8.3647   (286,734)    7.54    (290,689)    2.37
     Options exercised.....    (376,387)    .9326    (36,571)    1.20    (240,533)    0.51
                             ----------            ---------            ---------
   Outstanding at end of
    year...................   2,965,007   $5.5037  1,953,112    $4.36   1,995,878    $4.01
                             ==========            =========            =========
   Exercisable at end of
    year...................     698,250              772,282              613,824
                             ==========            =========            =========
   Weighted-average fair
    value of options
    granted during the
    year...................  $     4.01            $    6.43            $    5.09
                             ==========            =========            =========

                            CTC COMMUNICATIONS CORP.

   The following table presents weighted-average price and life information about significant option groups outstanding at March 31, 1998:

                                 Options Outstanding                Options Exercisable
                     ------------------------------------------- --------------------------
                                     Weighted
                                     Average         Weighted                   Weighted
     Range of          Number       Remaining        Average       Number       Average
   Exercise Prices   Outstanding Contractual Life Exercise Price Exercisable Exercise Price
   ---------------   ----------- ---------------- -------------- ----------- --------------
   $0.25                187,500     0.1 years        $0.25         187,500      $0.25
    0.53 -               86,397     0.6 years         0.534         86,397       0.534
    0.90 -
    1.10                207,854     1.5 years         1.10         147,261       1.10
    2.70 -
    2.98                257,056     2.0 years         2.7444       189,792       2.7449
    6.00 -
    7.06              1,041,700     6.4 years         6.4411        10,500       6.1607
    7.19              1,100,500     4.2 years         7.188         76,800       7.1880
    7.91                 75,000     4.1 years         7.9068             0            0
   $8.69                  9,000     2.7 years         8.688              0            0
                      ---------                                    -------
                      2,965,007                                    698,250
                      =========                                    =======

10. EARNINGS (LOSS) PER COMMON SHARE

   The following sets forth the computations of basic and diluted earnings
(loss) per common share.

                                            1998         1997         1996
                                         -----------  -----------  -----------
   NUMERATOR:
     Net income (loss) (numerator for
      basic and diluted earnings (loss)
      per common share)................  $(2,884,450) $ 4,682,931  $ 4,093,924
   DENOMINATOR:
     Denominator for basic earnings
      (loss) per common share-weighted
      average shares...................    9,886,000    9,600,000    9,446,000
     Effect of employee stock options..                 1,173,000    1,266,000
                                         -----------  -----------  -----------
     Denominator for diluted earnings
      (loss) per common share..........    9,886,000   10,773,000   10,712,000
                                         ===========  ===========  ===========
   Basic earnings (loss) per common
    share..............................  $     (0.29) $      0.49  $      0.43
                                         ===========  ===========  ===========
   Diluted earnings (loss) per common
    share..............................  $     (0.29) $      0.43  $      0.38
                                         ===========  ===========  ===========

11. INCOME TAXES

   The provision (benefit) for income taxes consisted of the following:

                                            1998         1997         1996
                                         -----------  -----------  -----------
   CURRENT:
     Federal...........................  $  (218,000) $ 2,660,000  $ 2,135,000
     State.............................                   906,000      725,000
                                         -----------  -----------  -----------
                                            (218,000)   3,566,000    2,860,000
   Deferred tax benefit................   (1,268,000)    (289,000)    (124,000)
                                         -----------  -----------  -----------
                                         $(1,486,000) $ 3,277,000  $ 2,736,000
                                         ===========  ===========  ===========

                           CTC COMMUNICATIONS CORP.

   Significant components of the Company's deferred tax liabilities and assets as of March 31, are as follows:

                                                              1998       1997
                                                           ----------  --------
   DEFERRED TAX ASSETS:
     Depreciation......................................... $   64,000  $191,000
     Accruals and allowances..............................  1,751,000   445,000
     Net operating state loss carryforward................     96,000
                                                           ----------  --------
   Total deferred tax asset...............................  1,911,000   636,000
   DEFERRED TAX LIABILITY:
     Prepaid expenses.....................................    (38,000)  (31,000)
     Cash surrender value of life insurance policy........    (39,000)  (39,000)
                                                           ----------  --------
   Total deferred tax liability...........................    (77,000)  (70,000)
                                                           ----------  --------
   Net deferred tax asset................................. $1,834,000  $566,000
                                                           ==========  ========

   The income tax expense is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The items causing this difference are as follows:

                                               1998         1997       1996
                                            -----------  ---------- ----------
   Tax at U.S. statutory rate.............  $(1,486,000) $2,706,000 $2,322,000
   State income taxes, net of federal ben-
    efit..................................                  552,000    466,000
   Other..................................                   19,000    (52,000)
                                            -----------  ---------- ----------
                                            $(1,486,000) $3,277,000 $2,736,000
                                            ===========  ========== ==========

   Income taxes paid in 1998, 1997 and 1996 amounted to $2,160,527, $3,319,000 and $3,163,000, respectively.

12. SUPPLEMENTAL CASH FLOW INFORMATION

   In March 1996, the Company received shares of common stock with an aggregate fair market value of $251,771 in lieu of cash for settlement of amounts due from an officer. These shares and the related amount were accounted for as treasury stock and were subsequently retired.

   In September 1995, the Company received shares of common stock with an aggregate fair market value of $25,039 in lieu of cash for settlement of amount due from a non-employee of $24,000 plus accrued interest of $1,039. These shares and the related amount were accounted for as treasury stock and were subsequently retired.

   During fiscal 1998 and 1996, and in connection with the exercise of employee stock options, the Company received shares of common stock with an aggregate fair market value of $271,072 and $52,315 in lieu of cash upon the exercise of these options. These shares and the related amount were accounted for as treasury stock and were subsequently retired.

   These noncash transactions have been excluded from the statements of cash flows for the years ended March 31, 1998 and 1996.

13. SUBSEQUENT EVENTS

   In April 1998, the Company privately placed $12 million of Series A Convertible Preferred Stock (Series A Preferred Stock) and warrants to purchase Common Stock with Spectrum Equity Investors II, L.P. and other

                            CTC COMMUNICATIONS CORP.

private investors. The Series A Preferred Stock may be redeemed at the option of the holders of a majority of the Series A Preferred Stock at any time on or after the earlier of (i) April 9, 2010 and (ii) the date 180 days after the maturity date of any debt financing consummated on or before October 9, 1998 yielding proceeds of at least $75 million. The Series A Preferred Stock is convertible into shares of Common Stock. On the date of issuance, the shares of Series A Preferred Stock were convertible into 1,333,333 shares of the Company's Common Stock, which conversion ratio is subject to certain adjustments. The warrants entitle the holder thereof to purchase one share of Common Stock at an exercise price of $9.00 per share. The warrants expire on April 10, 2003. See also Note 1.

14. QUARTERLY INFORMATION (Unaudited)

   A summary of operating results for the quarterly periods in the two years ended March 31, 1998 is set forth below:

                                                Quarter Ended
                         -------------------------------------------------------------
                           June 30   September 30 December 31  March 31       Total
                         ----------- ------------ ----------- -----------  -----------
Year ended March 31,
 1998
  Total revenues........ $11,658,954 $11,845,097  $11,155,646 $ 6,287,439  $40,947,136
  Gross profit..........   9,216,118   9,132,848    8,215,645     343,960   26,908,571
  Earnings (loss).......   1,374,000   1,244,000      506,000  (6,008,450)  (2,884,450)
  Earnings (loss) per
   common share--basic.. $      0.14 $      0.13  $      0.05 $     (0.60) $     (0.29)
  Earnings (loss) per
   common share--
   diluted.............. $      0.13 $      0.12  $      0.05 $     (0.60) $     (0.29)

Year ended March 31,
 1997
  Total revenues........ $ 9,007,461 $ 9,617,068  $10,193,787 $11,471,783  $40,290,099
  Gross profit..........   7,325,606   7,463,843    7,932,162   8,859,366   31,580,977
  Earnings..............   1,194,186   1,048,828    1,159,000   1,280,917    4,682,931
  Earnings per common
   share--basic......... $      0.12 $      0.11  $      0.12 $      0.13  $      0.49
  Earnings per common
   share--diluted....... $      0.11 $      0.10  $      0.11 $      0.12  $      0.43

   Fiscal year 1997 and the first two quarters of fiscal year 1998 earnings per common share amounts have been restated to comply with Statement of Financial Accounting Standards No. 128, Earnings per Share.

                            CTC COMMUNICATIONS CORP.

                            CONDENSED BALANCE SHEETS
                                   Unaudited

                                                    December 31,   March 31,
                                                        1998         1998
                                                    ------------  -----------
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................ $  2,597,116  $ 2,167,930
  Accounts receivable, net.........................   26,462,861   17,288,183
  Prepaid expenses and other current assets........    8,839,184    3,029,069
                                                    ------------  -----------
    Total Current Assets...........................   37,899,161   22,485,182
Furniture, Fixtures and Equipment..................   35,638,801   13,376,970
Less accumulated depreciation......................  (10,197,683)  (6,837,683)
                                                    ------------  -----------
    Total Equipment................................   25,441,118    6,539,287
Deferred income taxes..............................            0    1,834,000
Other assets, principally at December 31, 1998.....    4,188,531      108,885
                                                    ------------  -----------
    Total Assets................................... $ 67,528,810  $30,967,354
                                                    ============  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued expenses............ $ 29,088,014  $ 8,958,476
  Accrued salaries and related taxes...............    2,342,299      756,159
  Current portion of obligations under capital
   leases..........................................    1,312,621      231,796
  Current portion of note payable to bank..........            0    1,196,400
                                                    ------------  -----------
    Total Current Liabilities......................   32,742,934   11,142,831
Obligations under capital leases, net of current
 portion...........................................    4,671,226    1,114,277
Notes payable, net of current portion..............   35,958,287    7,130,671
Series A redeemable convertible preferred stock....   12,561,573            0
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock.....................................      102,911       99,806
  Additional paid in capital.......................    6,960,212    5,245,704
  Deferred Compensation............................     (238,910)    (318,410)
  Retained-earnings (deficit)......................  (25,063,598)   6,688,300
                                                    ------------  -----------
                                                     (18,239,385)  11,715,400
Amounts due from stockholders......................     (165,825)    (135,825)
                                                    ------------  -----------
  Total Stockholders' Equity (Deficit).............  (18,405,210)  11,579,575
                                                    ------------  -----------
  Total Liabilities and Stockholders' Equity
   (Deficit)....................................... $ 67,528,810  $30,967,354
                                                    ============  ===========

   The accompanying notes are an integral part of these financial statements.

                            CTC COMMUNICATIONS CORP.

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                         Nine Months Ended
                                                     --------------------------
                                                     December 31,  December 31,
                                                         1998          1997
                                                     ------------  ------------
Telecommunications revenues......................... $ 46,376,407  $10,078,325
Commission revenues.................................            0   24,581,370
                                                     ------------  -----------
Total revenues......................................   46,376,407   34,659,695
Costs and expenses:
  Cost of telecommunications revenues...............   40,425,994    8,095,086
  Selling, general and administrative expenses......   36,799,882   21,370,033
                                                     ------------  -----------
                                                       77,225,876   29,465,119
                                                     ------------  -----------
Income (loss) from operations.......................  (30,849,469)   5,194,576
Other:
  Interest income...................................      183,237      126,212
  Interest expense..................................   (2,608,890)     (22,135)
  Other.............................................       36,473       14,348
                                                     ------------  -----------
                                                       (2,389,180)     118,425
                                                     ------------  -----------
Income (loss) before income taxes...................  (33,238,649)   5,313,001
Provision (benefit) for income taxes................   (2,327,000)   2,189,000
                                                     ------------  -----------
Net income (loss)................................... $(30,911,649) $ 3,124,001
                                                     ============  ===========
Net income (loss) per common share:
  Basic............................................. $      (3.15) $      0.32
                                                     ============  ===========
  Diluted........................................... $      (3.15) $      0.29
                                                     ============  ===========
Weighted average number of common shares:
  Basic.............................................   10,080,465    9,856,079
                                                     ============  ===========
  Diluted...........................................   10,080,465   10,824,001
                                                     ============  ===========


   The accompanying notes are an integral part of these financial statements.

                            CTC COMMUNICATIONS CORP.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                        Nine Months Ended
                                                    --------------------------
                                                    December 31,  December 31,
                                                        1998          1997
                                                    ------------  ------------
   OPERATING ACTIVITIES
   Net income (loss)............................... $(30,911,649)  $3,124,001
   Adjustments to reconcile net income to net cash
    (used) by operating activities:
     Depreciation and amortization.................    3,699,173      750,000
     Stock compensation expense....................       79,500            0
     Interest expense related to warrants..........      210,926            0
   Changes in noncash working capital items:
     Accounts receivable...........................   (9,174,678)  (6,475,864)
     Other current assets..........................   (3,976,115)    (352,378)
     Other assets..................................   (3,198,072)       3,600
     Accounts payable..............................   20,129,538    1,008,833
     Accrued liabilities...........................    1,586,140     (527,093)
     Accrued taxes.................................            0     (224,518)
     Deferred revenue..............................            0       (6,588)
                                                    ------------   ----------
   Net cash (used) by operating activities.........  (21,555,237)  (2,700,007)
   INVESTING ACTIVITIES
   Additions to equipment..........................  (17,436,552)  (4,556,428)
                                                    ------------   ----------
   Net cash used in investing activities...........  (17,436,552)  (4,556,428)
   FINANCING ACTIVITIES
   Proceeds from notes payable.....................   27,631,216    1,846,073
   Proceeds from the issuance of redeemable
    preferred stock................................   11,861,321            0
   Repayments under capital leases.................     (187,505)           0
   Proceeds from the issuance of common stock......      115,943      106,170
                                                    ------------   ----------
   Net cash provided by financing activities.......   39,420,975    1,952,243
   Increase (decrease) in cash.....................      429,186   (5,304,192)
   Cash at beginning of year.......................    2,167,930    6,405,670
                                                    ------------   ----------
   Cash and cash equivalents at end of period...... $  2,597,116   $1,101,478
                                                    ============   ==========
   NON CASH INVESTING ACTIVITIES
   Equipment acquired under capital leases......... $  4,825,279            0
                                                    ============   ==========

   The accompanying notes are an integral part of these financial statements.

                            CTC COMMUNICATIONS CORP.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION

   The accompanying condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all the information and footnote disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been included. Operating results for the nine months ended December 31, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 1999. These statements should be read in conjunction with the financial statements and related notes included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998.

NOTE 2: COMMITMENTS AND CONTINGENCIES

   Lawsuit Against Bell Atlantic. In December 1997, the Company terminated its agency contract and filed suit against Bell Atlantic in Federal District Court for breach of contract, including the failure of Bell Atlantic to pay approximately $11.5 million of agency commissions owed to the Company. The Company also asserted violations by Bell Atlantic of the antitrust laws and Telecommunications Act. On February 24, 1999, the Company settled the lawsuit. Under the terms of the settlement, the Company will receive cash and other consideration. Both parties have agreed to keep the specific terms of the settlement confidential. Although the Company believes that the settlement will now permit the Company to actively expand its customer base and increase its revenues from the sale of communications products and services, there is no assurance that it will do so. During the quarter ended March 31, 1999, the Company expects to recognize approximately $5,300,000 in legal fees and other costs incurred in connection with the final resolution of the matter. The Company does not expect to incur any additional costs related to this matter subsequent to March 31, 1999.

   The Company is otherwise party to suits arising in the normal course of business which management believes are not material individually or in the aggregate.

NOTE 3. PREFERRED STOCK

   On April 10, 1998, the Company issued for investment to Spectrum Equity Investors II, L.P. ("Spectrum") and certain other private investors (together with Spectrum, the "Investors") an aggregate of 666,666 shares of Series A Convertible Preferred Stock (the "Preferred Shares") for $12 million, pursuant to the terms and conditions of a Securities Purchase Agreement among the Company and the Investors. The Company also issued for investment to the Investors five-year warrants to purchase an aggregate of 133,333 shares of its Common Stock at an exercise price of $9.00 per share. Spectrum purchased 98.63% of the Preferred Shares and warrants in the private placement. On the date of issuance, the Preferred Shares were convertible into 1,333,333 shares of the Company's Common Stock at $9.00 per share, which conversion ratio is subject to certain adjustments. Reference is made to the Company's Report on Form 8-K and exhibits thereto dated and filed on May 15, 1998 for a complete description of the transaction.

NOTE 4. CISCO VENDOR FINANCING FACILITY

   On October 14, the Company obtained three-year vendor financing facility for up to $25 million with Cisco Capital Corp. Under the terms of the agreement, the Company has agreed to a three year, $25 million volume purchase commitment of Cisco Systems equipment and services and Cisco Capital Corp has agreed to advance funds as these purchases occur. In addition, a portion of the Cisco facility can be utilized for working capital costs associated with the integration and operation of Cisco Systems solutions and related peripherals.

   Pursuant to the terms of the Cisco Vendor Financing Agreement dated as of October 14, 1998, the Company has agreed to give the Lender a senior security interest in all products provided to the Company by

                            CTC COMMUNICATIONS CORP.

Cisco and other products purchased with the proceeds advanced under the facility and a subordinate security interest in all other assets of the Company. Under the terms of the facility, the Company is required to pay interest on funds advanced under the facility at an annual rate of 12.5%. In addition, the Company is required to pay a commitment fee of .50% per annum on any unused amounts under the facility and certain other fees. As of February 16, 1999, the Company had borrowed $11.5 million under the facility. Reference is made to the Company's Current Report on Form 8-K and the agreement filed as an exhibit thereto filed on October 14, 1998 for a complete description of the transaction.

NOTE 5. GOLDMAN SACHS/FLEET FINANCING AND TORONTO DOMINION FINANCING

   As of September 1, 1998, the Company as Borrower, entered into a Loan and Security Agreement with Goldman Sachs Credit Partners L.P. and Fleet National Bank as Lenders. Under the terms of the Loan and Security Agreement, the Lenders have provided a three-year senior secured credit facility to the Company consisting of revolving loans in the aggregate amount of up to $75 million (the "Credit Facility"). Advances under the facility bear interest at 1.75% over the prime rate and are secured by a first priority perfected security interest on all of the Company's assets, provided, however, that the Company has the ability to exclude assets acquired through purchase money financing. In addition, the Company is required to pay a commitment fee of 0.5% per annum on any unused amounts under the facility as well as a monthly line fee of $150,000 per month. The Company may borrow $15 million unconditionally and $60 million based on trailing 120 days accounts receivable collections (reducing to the trailing 90 days accounts receivable collections by March 31, 2000). The Company paid a one-time up front fee of $2,531,250, representing 3 3/8% of the facility. In the event that the Company wishes to prepay the loan, the agreement provides for a prepayment penalty of 2% during the first 18 months of the term of the loan. Warrants to purchase an aggregate of 974,412 shares of the Company's common stock at an purchase price of $6.75 per share were issued to the Lenders in connection with the transaction. The Company has valued the Warrants at $1.3 million which is being amortized and included in interest expense over the three-year term of the Loan and Security Agreement. As of March 19, 1999, the Company had availability under the Credit Facility of $44.6 million and had borrowed approximately $38 million as of that date.

   The Company entered into a Loan Agreement dated as of March 15, 1999 with Toronto Dominion (Texas), Inc. ("TD") to provide an unsecured standby credit facility for up to $30 million for capital expenditures and other general corporate purposes (the "TD Facility"). Under the terms of the TD Facility, $10 million is immediately available and the remaining $20 million would become available if the Company raises an additional $5 million in proceeds from the issuance of common or preferred equity (which could be satisfied by calling the Spectrum Commitment). The Company is required to pay a commitment fee of $450,000 with additional commitment fees payable if the TD Facility is still outstanding on the dates six months, nine months and one year after the closing. In addition, the Company is required to pay a quarterly availability fee on unfunded amounts as well as a funding fee for any draws. Draws under the TD Facility will initially bear interest at 7.00% over the three-month US Dollar deposit LIBOR rate and would increase quarterly thereafter. Warrants to purchase 69,216 shares of the Company's Common Stock at $11.8125 per share were issued to TD as part of the transaction and contingent warrants to purchase up to 573,913 shares of Common Stock at $11.8125 per share may be issued to TD if advances under the TD Facility are outstanding six months after the closing. The TD Facility matures 15 months after the closing. The TD Facility matures 15 months after the closing. The Company is required to repay draws with the proceeds from subsequent issuances of equity or debt securities or from subsequent bank financings. To date, the Company has not utilized the TD Facility.

                            CTC COMMUNICATIONS CORP.

NOTE 6. NET INCOME PER SHARE

   In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share". Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements.

   The following table sets forth the computation of basic and diluted net income per share:

                                                          Nine Months Ended
                                                             December 31,
                                                        -----------------------
                                                           1998         1997
                                                        -----------  ----------
   NUMERATOR:
   Net income (loss)..................................  (30,911,649)  3,124,001
   Accretion to redemption value on redeemable
    preferred stock...................................     (840,252)          0
                                                        -----------  ----------
   Numerator for basic net income (loss) per share and
    diluted net income (loss) per share...............  (31,751,901)  3,124,001
                                                        ===========  ==========
   DENOMINATOR:
   Denominator for basic net income (loss) per share-
    weighted average shares...........................   10,080,465   9,856,079
   EFFECT OF DILUTIVE SECURITIES:
   Employee stock options.............................            0     967,922
                                                        -----------  ----------
   Denominator for diluted net income (loss) per
    share-weighted-average shares.....................   10,080,465  10,824,001
                                                        ===========  ==========
   Basic net income (loss) per share..................        (3.15)       0.32
                                                        ===========  ==========
   Diluted net income (loss) per share................        (3.15)       0.29
                                                        ===========  ==========

NOTE 7. INCOME TAXES

   The provision (benefit) for income taxes is less than the statutory rate based upon management's assessment of the realizability of net operating losses. The benefit is recognized ratably during the year based on the relationship of amounts recoverable and management's estimate of the total loss for the fiscal year ending March 31, 1999. The effective rate of the benefit may vary with changes in management's estimates.

                           [CTC LOGO APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                    Item                                                Amount
                    ----                                               --------
      SEC Registration Fee............................................ $ 15,236
      NASD Filing Fee.................................................    5,981
      Nasdaq National Market Listing Fee..............................        *
      Transfer Agent and Registrar Fees...............................        *
      Accounting Fees and Expenses....................................        *
      Legal Fees and Expenses.........................................        *
      Printing Expenses...............................................        *
      Miscellaneous...................................................        *
                                                                       --------
        Total......................................................... $600,000
                                                                       ========

   The Registrant will bear all expenses shown above.
--------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   Section 67, Chapter 156B of the General Laws of the Commonwealth of Massachusetts, as amended (the "Massachusetts Business Corporation Law"), and
Article IV of the Registrant's Bylaws, to which reference is hereby made, contain provisions authorizing indemnification by the Registrant of directors and officers, against certain liabilities and expenses, which they may incur as directors and officers of the Registrant or of certain other entities. Section 67, Chapter 156B of the Massachusetts Business Corporation Law provides that the indemnification of directors, officers, employees and agents of a corporation and persons who serve at the corporation's request as directors, officers, employees and other agents of another organization may be provided to whatever extent as shall be specified by (i) the articles of organization of the corporation or (ii) a bylaw adopted by the stockholder or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

   Article IV of the Registrant's Bylaws provide that the Registrant shall, to the fullest extent legally permissible, indemnify each of its directors and officers (including persons who were acting at its request as directors, trustees or officer of another organization), against all expenses and liabilities (including attorneys' fees, judgments, court costs, and the costs of reasonable settlement) reasonably incurred by such person in connection therewith; provided, however, no such indemnification shall be made in relation to matters as to which such director or officer shall be finally adjusted in any such action, suit or proceeding not to have acted in good faith in the reasonable belief that this action was in the best interests of the Registrant. In the event that a settlement or compromise of such action, suit or proceeding is effected, indemnification may be had but only if the Board of Directors shall have been furnished with an opinion of counsel for the Registrant to the effect that such settlement or compromise is in the best interest of the Registrant and that such director or officer does not appear not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant, and if the Board of Directors shall have adopted a resolution approving such settlement or compromise.

   Section 13, Chapter 156B of the Massachusetts Business Corporation Law provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62, Chapter 156B of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article Six of the Restated Articles of Organization of the Registrant contains a provision consistent with Section 13, Chapter 156B of the Massachusetts Business Corporation Law and provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 15. Recent Sales of Unregistered Securities

   The following information is furnished with regard to all Securities sold by the Registrant within the past three years which were not registered under the Securities Act.

   (a) From April 1, 1996 to April 30, 1999, the Registrant issued a total of 776,607 shares of common stock for an aggregate consideration of $619,746 pursuant to the exercise of employee incentive stock options by employees of the registrant.

   (b) On April 10, 1998, the Registrant issued to Spectrum Equity Investors II, L.P. and certain other private investors for $12 million, 666,666 shares of Series A preferred stock and five-year warrants to purchase an aggregate of 133,333 shares of its Common Stock at an exercise price of $9.00 per share.

   (c) On July 16, 1998, the Registrant issued to Spectrum five-year warrants to purchase up to 55,555 shares of common stock at a purchase price of $9.00 per share in consideration for the commitment by Spectrum that, at any time prior to June 30, 1999, Spectrum will, upon the Registrant's request, purchase an additional $5 million of preferred stock containing the same terms and conditions as the Series A preferred stock.

   (d) On September 1, 1998, the Registrant issued to Goldman, Sachs Credit Partners, L.P. and Fleet National Bank, in consideration of the lenders providing a three-year senior secured credit facility to the Registrant, five-year warrants to purchase an aggregate of 974,412 shares of Common Stock at a purchase price of $6.75 per share.

   (e) On January 15, 1999, the Registrant issued to Relational Funding Corporation, in consideration for the provision of a master equipment lease agreement, warrants to purchase 55,555 shares of common stock at a purchase price of $9.00 per share.

   (f) On March 24, 1999 the Registrant issued to Toronto Dominion (Texas), Inc. in consideration for the provision of a standby credit facility in the aggregate amount of up to $30 million, warrants to purchase an aggregate of 69,216 shares of common stock at a purchase price of $11.1825 per share.

   All of the above shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

   The following is a list of exhibits filed as a part of this registration statement.

   (a) Exhibits

 Exhibit No. Exhibit
 ----------- -------
     1.1     Form of Underwriting Agreement(11)
     2.1     Agreement and Plan of Reorganization dated as of November 16, 1998 among the Registrant, CTC Communications Group, Inc. and CTC-
             Newco, Inc.(11)
     3.1     Restated Articles of Organization, as amended(6)
     3.2     Amended and Restated By-Laws(6)
     4.1     Form of Common Stock Certificate(5)
     5.1     Opinion of Ropes & Gray(11)
     9.1     Voting Agreement dated April 10, 1998 among Robert Fabbricatore and certain of his affiliates and Spectrum(7)
    10.1     1996 Stock Option Plan, as amended (3)
    10.2     1993 Stock Option Plan(5)
    10.3     Employee Stock Purchase Plan(4)
    10.4     Lease for premises at 360 Second Ave., Waltham MA(5)
    10.5     Sublease for premises at 360 Second Ave., Waltham MA(5)
    10.6     Lease for premises at 110 Hartwell Ave., Lexington MA(5)
    10.7     Lease for premises at 120 Broadway, New York, NY(5)
    10.8     Agreement dated February 1, 1996 between NYNEX and the Company(5)
    10.9     Agreement dated May 1, 1997 between Pacific Bell and the Company
             (5)
    10.10    Agreement dated January 1, 1996 between SNET America, Inc. and the
             Company(5)
    10.11    Agreement dated June 23, 1995 between IXC Long Distance Inc. and the Company, as amended(5)
    10.12    Agreement dated August 19, 1996 between Innovative Telecom Corp.
             and the Company(5)
    10.13    Agreement dated October 20, 1994 between Frontier Communications
             International, Inc. and the Company, as amended(5)
    10.14    Agreement dated January 21, 1997 between Intermedia Communications
             Inc. and the Company(5)
    10.15    Employment Agreement between the Company and Steven Jones dated
             February 27, 1998(7)
    10.16    Securities Purchase Agreement dated April 10, 1998 among the
             Company and Spectrum and its affiliates named therein(6)
    10.17    Registration Rights Agreement dated April 10, 1998 among the
             Company and Spectrum and its affiliates named therein(6)
    10.18    Form of Warrant dated April 10, 1998(6)
    10.19    Loan and Security Agreement dated as of September 1, 1998 by and between the Company, Goldman Sachs Credit Partners L.P. and Fleet
             National Bank(8)
    10.20    Agreement with Cisco Systems Capital Corp. dated as of October 14,
             1998(9)
    10.21    Warrant dated July 15, 1998 issued to Spectrum(10)
    10.22    Lease for premises at 220 Bear Hill Road, Waltham MA(10)
    10.23    Warrant dated September 1, 1998 issued to Goldman Sachs & Co.(10)
    10.24    Warrant dated September 1, 1998 issued to Fleet National Bank(10)
    10.25    1998 Incentive Plan(3)
    10.26    Loan Agreement dated as of March 15, 1999 by and between the
             Company, TD Dominion (Texas), Inc., and TD Securities (USA),
             Inc.(12)
    10.27    Warrant dated March 24, 1999 issued to Toronto Dominion (Texas),
             Inc.(12)

 Exhibit No. Exhibit
 ----------- -------
    23.1     Consent of Ropes & Gray (contained in Exhibit 5.1)
    23.2     Consent of Ernst & Young LLP(12)
    24.1     Power of Attorney (contained on page II-8)

--------
(1) Incorporated by reference to an Exhibit filed as part of CTC Communications' Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.
(2) Incorporated by reference to an Exhibit filed as part of CTC Communications' Registration Statement on Form S-18 (Reg. No. 2-96419-B)
(3) Incorporated by reference to an Exhibit filed as part of CTC Communications' Registration Statement on Form S-8 (File No. 333-68767).
(4) Incorporated by reference to an Exhibit filed as part of CTC Communications' Registration Statement on Form S-8 (File No. 33-44337).
(5) Incorporated by reference to an Exhibit filed as part of CTC Communications' Annual Report on Form 10-K for the Fiscal Year Ended March 31, 1997.
(6) Incorporated by reference to an Exhibit filed as part of CTC Communications' Current Report on Form 8-K dated May 15, 1998.
(7) Incorporated by reference to an Exhibit filed as part of CTC Communications' Annual Report on Form 10-K for the Fiscal Year Ended March 31, 1998.
(8) Incorporated by reference to an Exhibit filed as part of CTC Communications' Current Report on Form 8-K dated October 2, 1998.
(9) Incorporated by reference to an Exhibit filed as part of CTC Communications' Current Report on Form 8-K dated November 6, 1998.
(10) Incorporated by reference to an Exhibit filed as part of CTC Communications' Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
(11) To be filed by amendment.
(12) Filed herewith.

   (b) Financial Statement Schedules

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                            CTC COMMUNICATIONS CORP.

----------------------------------------------------------------------------------
COL. A                     COL. B     COL. C          COL. D              COL. E
----------------------------------------------------------------------------------
                                    Additions
                                    ----------
                                                  (2)
                                       (1)     Charged to
                         Balance at Charged to   Other                  Balance at
                         Beginning  Costs and   Accounts  Deductions      End of
Description              of Period   Expenses   Describe   Describe       Period
-----------              ---------- ---------- ---------- ----------    ----------
Year ended March 31,
 1998:
  Allowance for doubtful
   accounts.............  $377,000  $1,421,109            $1,306,109(a)  $492,000
Year ended March 31,
 1997:
  Allowance for doubtful
   accounts.............  $190,215  $  316,669            $  129,884(a)  $377,000
Year ended March 31,
 1996:
  Allowance for doubtful
   accounts.............  $128,452  $   61,763            $        0     $190,215

--------
(a)  Bad debts written off net of collections.

   All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings

   (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14--Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this fourth day of May, 1999.

                                          CTC Communications Corp.

                                          By: /s/ Robert J. Fabbricatore
                                              ---------------------------------
                                              Name:  Robert J. Fabbricatore
                                              Title: Chairman of the Board and
                                                     Chief Executive Officer

                               POWER OF ATTORNEY

   Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Robert J. Fabbricatore and John D. Pittenger, jointly and severally, his attorneys-in-fact, each with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1, any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933 (a "462(b) Registration Statement") and any and all amendments (including post-effective amendments) to any such 462(b) Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

    /s/ Robert J. Fabbricatore         Chairman of the Board and      May 4, 1999
______________________________________  Chief Executive Officer,
        Robert J. Fabbricatore          Director

      /s/ John D. Pittenger            Chief Financial Officer        May 4, 1999
______________________________________
          John D. Pittenger

     /s/ Richard J. Santagati          Director                       May 4, 1999
______________________________________
         Richard J. Santagati

      /s/ J. Richard Murphy            Director                       May 4, 1999
______________________________________
          J. Richard Murphy

        /s/ Henry Hermann              Director                       May 4, 1999
______________________________________
            Henry Hermann

       /s/ Ralph C. Sillari            Director                       May 4, 1999
______________________________________
           Ralph C. Sillari

       /s/ Kevin J. Maroni             Director                       May 4, 1999
______________________________________
           Kevin J. Maroni

     /s/ Robert A. Nicholson           Director                       May 4, 1999
______________________________________
         Robert A. Nicholson

        /s/ Carl Redfield              Director                       May 4, 1999
______________________________________
            Carl Redfield

     /s/ Katherine D. Courage          Director                       May 4, 1999
______________________________________
         Katherine D. Courage


 Exhibit No. Exhibit
 ----------- -------
     1.1     Form of Underwriting Agreement(11)
     2.1     Agreement and Plan of Reorganization dated as of November 16, 1998 among the Registrant, CTC Communications Group, Inc. and CTC-
             Newco, Inc.(11)
     3.1     Restated Articles of Organization, as amended(6)
     3.2     Amended and Restated By-Laws(6)
     4.1     Form of Common Stock Certificate(5)
     5.1     Opinion of Ropes & Gray(11)
     9.1     Voting Agreement dated April 10, 1998 among Robert Fabbricatore and certain of his affiliates and Spectrum(7)
    10.1     1996 Stock Option Plan, as amended (3)
    10.2     1993 Stock Option Plan(5)
    10.3     Employee Stock Purchase Plan(4)
    10.4     Lease for premises at 360 Second Ave., Waltham MA(5)
    10.5     Sublease for premises at 360 Second Ave., Waltham MA(5)
    10.6     Lease for premises at 110 Hartwell Ave., Lexington MA(5)
    10.7     Lease for premises at 120 Broadway, New York, NY(5)
    10.8     Agreement dated February 1, 1996 between NYNEX and the Company(5)
    10.9     Agreement dated May 1, 1997 between Pacific Bell and the Company
             (5)
    10.10    Agreement dated January 1, 1996 between SNET America, Inc. and the
             Company(5)
    10.11    Agreement dated June 23, 1995 between IXC Long Distance Inc. and the Company, as amended(5)
    10.12    Agreement dated August 19, 1996 between Innovative Telecom Corp.
             and the Company(5)
    10.13    Agreement dated October 20, 1994 between Frontier Communications
             International, Inc. and the Company, as amended(5)
    10.14    Agreement dated January 21, 1997 between Intermedia Communications
             Inc. and the Company(5)
    10.15    Employment Agreement between the Company and Steven Jones dated
             February 27, 1998(7)
    10.16    Securities Purchase Agreement dated April 10, 1998 among the
             Company and the Purchasers named therein(6)
    10.17    Registration Rights Agreement dated April 10, 1998 among the
             Company and the Holders named therein(6)
    10.18    Form of Warrant dated April 10, 1998(6)
    10.19    Loan and Security Agreement dated as of September 1, 1998 by and between the Company, Goldman Sachs Credit Partners L.P. and Fleet
             National Bank(8)
    10.20    Agreement with Cisco Systems Capital Corp. dated as of October 14,
             1998(9)
    10.21    Warrant dated July 15, 1998 issued to Spectrum(10)
    10.22    Lease for premises at 220 Bear Hill Road, Waltham MA(10)
    10.23    Warrant dated September 1, 1998 issued to Goldman Sachs & Co.(10)
    10.24    Warrant dated September 1, 1998 issued to Fleet National Bank(10)
    10.25    1998 Incentive Plan(3)
    10.26    Loan Agreement dated as of March 15, 1999 by and between the
             Company, TD Dominion (Texas), Inc., and TD Securities (USA),
             Inc.(12)
    10.27    Warrant dated March 24, 1999 issued to Toronto Dominion (Texas),
             Inc.(12)
    23.1     Consent of Ropes & Gray (contained in Exhibit 5.1)
    23.2     Consent of Ernst & Young LLP(12)
    24.1     Power of Attorney (contained on page II-8)

--------
(1) Incorporated by reference to an Exhibit filed as part of CTC
    Communications' Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.
(2) Incorporated by reference to an Exhibit filed as part of CTC
    Communications' Registration Statement on Form S-18 (Reg. No. 2-96419-B)

(3) Incorporated by reference to an Exhibit filed as part of CTC Communications' Registration Statement on Form S-8 (File No. 333-68767).
(4) Incorporated by reference to an Exhibit filed as part of CTC Communications' Registration Statement on Form S-8 (File No. 33-44337).
(5) Incorporated by reference to an Exhibit filed as part of CTC Communications' Annual Report on Form 10-K for the Fiscal Year Ended March 31, 1997.
(6) Incorporated by reference to an Exhibit filed as part of CTC Communications' Current Report on Form 8-K dated May 15, 1998.
(7) Incorporated by reference to an Exhibit filed as part of CTC Communications' Annual Report on Form 10-K for the Fiscal Year Ended March 31, 1998.
(8) Incorporated by reference to an Exhibit filed as part of CTC Communications' Current Report on Form 8-K dated October 2, 1998.
(9) Incorporated by reference to an Exhibit filed as part of CTC Communications' Current Report on Form 8-K dated November 6, 1998.
(10) Incorporated by reference to an Exhibit filed as part of CTC Communications' Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
(11) To be filed by amendment.
(12) Filed herewith.

   (b) Financial Statement Schedules

                                       2